Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

SKYLINE BUILDERS GROUP HOLDING LIMITED,

as SKBL,

SKBL MERGER SUB INC.,

as SKBL Merger Sub,

COVE KAZ CAPITAL GROUP LLC,

as Cove Kaz,

and

KAZ RESOURCES LLC,

as KRLLC

DATED AS OF APRIL 30, 2026

i

Exhibits

Exhibit A –	Form of Pubco Certificate of Incorporation
Exhibit B –	Form of Pubco Bylaws
Exhibit C –	Form of SKBL Plan of Merger
Exhibit D –	Form of Registration Rights Agreement

Schedules

Schedule A –	Key Kaz Members
Schedule B –	Merger Consideration
Schedule C –	Pubco Board
Schedule D –	Tax Treatment of Earnout Shares

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”) is entered into as of this 30th day of April, 2026 (the “Signing Date”), by and among Skyline Builders Group Holding Limited, a Cayman Islands exempted company with limited liability (“SKBL”), SKBL Merger Sub Inc., a Cayman Islands exempted company with limited liability (“SKBL Merger Sub”), Cove Kaz Capital Group LLC, a Delaware limited liability company (“Cove Kaz”), and Kaz Resources, LLC, a Delaware limited liability company (“KRLLC”). SKBL, SKBL Merger Sub, Cove Kaz, and KRLLC are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, SKBL Merger Sub is a newly incorporated Cayman Islands exempted company with limited liability that is wholly owned by Cove Kaz and that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement;

WHEREAS, KRLLC will form AIFC NewCo as a newly incorporated private company in the Astana International Financial Centre (“AIFC NewCo”);

WHEREAS, prior to the Closing Date, KCMLLP will merge with and into AIFC NewCo, with AIFC NewCo being the surviving entity in such merger;

WHEREAS, (a) KRLLC owns 100% of the issued and outstanding participatory interests (the “KCMLLP Interests”) in Kaz Critical Minerals LLP, a limited liability partnership incorporated and existing under the laws of Republic of Kazakhstan (“KCMLLP”); and (b) KRLLC holds loan receivables from Cove Kaz (the “KRLLC Receivable”) pursuant to the Cove Kaz Promissory Notes;

WHEREAS, the Parties desire to effect a business combination through the following steps upon the terms and subject to the conditions of this Agreement: (a) KRLLC will distribute a percentage of the Equity Interest in AIFC NewCo equal to the fair market value of the KRLLC Redeemed Interests to SKBL in exchange for the redemption of all of the KRLLC Redeemed Interests (“AIFC NewCo Partial Distribution”), (b) Cove Kaz will convert its legal form from a Delaware limited liability company to a Delaware corporation (the “Cove Kaz Conversion”), (c) KRLLC will (i) sell its entire Equity Interest in AIFC NewCo to Cove Kaz (the “AIFC Sale” and such agreement covering the AIFC Sale, the “AIFC Sale Instrument”), and (ii) contribute all of its rights and interests in and to the KRLLC Receivable to Cove Kaz (the “KRLLC Contribution” and such agreement covering the KRLLC Contribution, the “KRLLC Contribution Agreement”), in each case, in exchange for newly issued shares of Pubco Class B Common Stock and the right to receive Earnout Shares, if and to the extent earned, in accordance with Section 2.11 and (d) at the SKBL Merger Effective Time, in accordance with the Cayman Companies Act, SKBL Merger Sub will merge with and into SKBL, with SKBL being the surviving entity in such merger (the “SKBL Merger”), and as a result of which each of the issued and outstanding SKBL Securities immediately prior to the SKBL Merger Effective Time shall no longer be outstanding and shall automatically be cancelled;

WHEREAS, as a condition and inducement to Cove Kaz’s and KRLLC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain SKBL Shareholders have executed and delivered to Cove Kaz and KRLLC, support agreements, pursuant to which such SKBL Shareholders have agreed to, among other things, certain limitations on the transfer of their respective shares of SKBL Securities and to vote to approve this Agreement and in favor of the transactions contemplated hereby, including the SKBL Merger (the “Support Agreements”);

WHEREAS, concurrently with the execution of this Agreement, each Person that owns SKBL Unsecured Convertible Notes has executed or will execute an amendment to its SKBL Unsecured Convertible Notes to permit SKBL to automatically convert such notes to SKBL Preferred B Shares (the “Convertible Note Elections”);

WHEREAS, the board of directors of SKBL (the “SKBL Board”), at a meeting thereof duly called and held in accordance with the fourth amended and restated memorandum and articles of association of SKBL (as adopted by special resolution on February 6, 2026) or by unanimous written resolution, has (a) determined that the entry by SKBL into the SKBL Merger is in the best interests of SKBL; (b) determined that the terms of the Transactions, including the SKBL Merger, are in the best interests of, SKBL; (c) approved the execution, delivery and, subject to the SKBL Shareholder Approval, performance of this Agreement, the Additional Agreements to which SKBL is or shall be a party, and the Transactions (including the SKBL Merger); and (d) resolved to recommend, among other things, that the SKBL Shareholders vote in favor of the SKBL Merger (the “SKBL Board Recommendation”);

WHEREAS, Cove Kaz, in its capacity as the sole member of SKBL Merger Sub, has (a) determined that this Agreement and the Transactions, including the SKBL Merger, are advisable and in the best interests of Cove Kaz and SKBL Merger Sub; and (b) approved the execution, delivery and performance of this Agreement, the Additional Agreements to which SKBL Merger Sub is or shall be a party, and the Transactions, including the SKBL Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Act;

WHEREAS, the board of managers of Cove Kaz (the “Cove Kaz Board”) has unanimously (a) determined that this Agreement and the Transactions, are advisable and in the best interests of Cove Kaz and its members; and (b) approved the execution, delivery and performance of this Agreement, the Additional Agreements to which Cove Kaz is or shall be a party, and the Transactions, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA; and

WHEREAS, for U.S. federal income tax purposes, the Cove Kaz Conversion, AIFC Sale, KRLLC Contribution and SKBL Merger (collectively, the “Contributions”), when taken together, are intended to be treated as a single integrated transaction and qualify as transfers of property to a corporation that meet the requirements of Section 351 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the respective meanings set forth in this Section 1.1:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, petition, audit, complaint, arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Additional Agreements” means the Support Agreements, the Registration Rights Agreements, the AIFC Sale Instrument, the KRLLC Contribution Agreement, the SKBL Plan of Merger, the Pubco Certificate of Incorporation, the Pubco Bylaws, the Convertible Note Elections, the Cove Kaz Certificate of Conversion and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided, however, that, as used in reference to the Kaz Companies and KRLLC, for the avoidance of doubt, the term “Affiliate” or “affiliates” shall not include Severniy or any of its Subsidiaries (other than for purposes of the definition of “Non-Recourse Parties”).

“Agreement” shall have the meaning set forth in the Preamble.

“AIFC NewCo” shall have the meaning set forth in the recitals.

“AIFC NewCo Partial Distribution” shall have the meaning set forth in the recitals.

“AIFC Sale” shall have the meaning set forth in the recitals.

“AIFC Sale Instrument” shall have the meaning set forth in the recitals.

“Allocated Kaz Pubco Shares” means 293,033,840.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.17.

“Antitrust Laws” means any applicable Legal Requirements of any Governmental Authority regarding matters of anti-competition, restrictive trade practices or foreign investment.

“Authorization Notice” shall have the meaning set forth in Section 2.4(g).

“Business Day” means any day other than a Saturday, Sunday, or public holiday in New York, New York or the Cayman Islands, on which banks are not open for general commercial business in both New York, New York and the Cayman Islands.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Change in Recommendation” shall have the meaning set forth in Section 8.8(b).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, clearance, waiver, authorization, waiting period expiration or termination or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Consideration Shares” means Merger Consideration Shares and Contribution Consideration Shares taken together.

“Continuation Period” shall have the meaning set forth in Section 8.14(b).

“Continuing Employees” shall have the meaning set forth in Section 8.14(b).

“Contract” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contribution Consideration Shares” shall have the meaning set forth in Section 2.3.

“Contributions” shall have the meaning set forth in the recitals.

“Contributor” means all Persons (including all past or present employees, directors, officers, advisors, consultants, independent contractors or other third parties) who created, developed, or contributed to any Kaz Company Intellectual Property or SKBL Intellectual Property, as applicable.

“Contributor Agreements” means a Contract with a Contributor, pursuant to which the Contributor validly and presently assigns to a SKBL or any of its Subsidiaries or the Kaz Companies, as applicable, all of the Contributor’s right, title and interest in and to (a) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with or within the scope of the employment or engagement of such Contributor by SKBL or any of its Subsidiaries or the Kaz Companies, as applicable; or (b) if such Contributor was not employed or engaged by SKBL or any of its Subsidiaries or the Kaz Companies, as applicable, the Intellectual Property owned (or purported to be owned), in whole or in part, by SKBL or any of its Subsidiaries or the Kaz Companies, as applicable, that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Conversion Effective Time” shall have the meaning set forth in Section 2.2(b).

“Convertible Note Elections” shall have the meaning set forth in the recitals.

“Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Server Side Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Proprietary Software or other SKBL Intellectual Property that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Proprietary Software or other SKBL Intellectual Property for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software or other SKBL Intellectual Property; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under intellectual property rights (including patents) regarding such Proprietary Software or other SKBL Intellectual Property (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any intellectual property rights through any means.

“Cove Kaz” shall have the meaning set forth in the Preamble.

“Cove Kaz Board” shall have the meaning set forth in the recitals.

“Cove Kaz Certificate of Conversion” shall have the meaning set forth in Section 2.2(b).

“Cove Kaz Conversion” shall have the meaning set forth in the recitals.

“Cove Kaz Promissory Notes” means, collectively, (a) that certain Promissory Note, dated December 1, 2025, by and between Cove Kaz and KRLLC, for a principal amount of $10,000,000 and (b) that certain Promissory Note, dated June 4, 2025, by and between Cove Kaz and KRLLC, for a principal amount of $300,000.

“Cove Kaz Required Approvals” shall have the meaning set forth in Section 4.4.

“Cove Kaz Unit” means a unit representing a membership interests of Cove Kaz prior to the Cove Kaz Conversion.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Dissenting Shareholders” has the meaning set forth in Section 2.4(f).

“Dissenting Shares” has the meaning set forth in Section 2.4(f).

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DOL” shall have the meaning set forth in Section 6.11(b).

“Earnout Milestone” shall have the meaning set forth in Section 2.11.

“Earnout Period” shall have the meaning set forth in Section 2.11.

“Earnout Shares” shall have the meaning set forth in Section 2.11.

“Enforceability Exceptions” means the extent to which enforceability of any contract may be (a) limited by applicable bankruptcy, insolvency, winding-up, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally and/or (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Environmental Law” means all applicable federal, state, local and foreign Laws relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or human health (to the extent relating to exposure to Hazardous Materials), including Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plan” means an equity incentive plan of Cove Kaz to be effective on and from the Closing.

“Equity Interest” means any shares, interests, participations, other equity interests of any kind or other equivalents (however designated) of capital stock of a corporation and any and all ownership or equity interests of any kind in a Person (other than a corporation), including units, membership interests, partnership interests, profit participation, joint venture interests, phantom equity, equity appreciation rights, equity-based compensation, and beneficial interests, and any and all warrants, options, rights to vote or purchase, or any other rights or securities convertible into, exercisable for, measured by reference or related to or based on the value of any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included Cove Kaz or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as Cove Kaz or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Evaluation Date” shall have the meaning set forth in Section 6.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export-Import Laws” shall have the meaning set forth in Section 4.28(b).

“FCPA” shall have the meaning set forth in Section 4.17.

“Fraud Claim” means any claim based on actual and intentional common law fraud under Delaware law in the making of the express representations and warranties contained in this Agreement. “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body or commission, or other governmental or regulatory agency or authority, or any securities exchange, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means any material, substance or waste that is listed, classified, characterized or otherwise regulated under Environmental Laws as “hazardous,” “toxic,” “pollutant,” “contaminant” or words of similar effect, including any petroleum products, radioactive materials, or per- or polyfluoroalkyl substances (PFAS).

“HK Disposition” shall have the meaning set forth in Section 3.5(i).

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Intellectual Property” means, all intellectual, industrial or proprietary property and all rights, title, and interest therein and thereto, arising anywhere in the world, including any of the following: (a) patents, patent applications, (b) all registered or unregistered trademarks, service marks, trade dress, slogans, brand names, certification marks, trade names, social media usernames, handles and similar identifiers, logos, internet domain names, corporate names and doing business designations and other indicia of source or origin, and all registrations and applications for registration of the foregoing or common law rights in any of the foregoing, together with all goodwill associated therewith or symbolized thereby (“Trademarks”); (c) trade secrets, inventions (whether or not patentable or reduced to practice), invention disclosures, improvements, designs, confidential or proprietary information and data, in each case, whether tangible or intangible (including compilations of data (whether or not copyrighted or copyrightable)), ideas, formulae, compositions, blends, processes, methodologies, manufacturing and production processes and techniques, research and development information, drawings, specifications, plans, improvements, proposals, financial and accounting data, customer data, business and marketing plans, know-how, technology, technical data and customer and supplier lists and all documentation relating to any of the foregoing (collectively, “Trade Secrets”); (d) all works of authorship (whether copyrightable or not), copyrights (whether registered or not) and all associated moral rights and other special rights corresponding thereto; (e) all industrial designs and any registrations and applications therefor; (f) all mask works; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); (h) all applications and registrations relating to any of the foregoing anywhere in the world, and (i) all rights to sue, recover damages or other amounts for, and enjoin the past, present or future infringement, misappropriation, dilution, misuse, or other violation of any of the foregoing anywhere in the world.

“Intended Tax Treatment” shall have the meaning set forth in the recitals.

“Interim Period” means the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing.

“Irrevocable Instructions” shall have the meaning set forth in Section 3.2(b)(3).

“IRS” shall have the meaning set forth in Section 6.11(b).

“IT Systems and Data” shall have the meaning set forth in Section 4.19.

“Kaz Benefit Plan” means a Plan that is sponsored, maintained, contributed or required to be contributed to by Cove Kaz or its Subsidiaries, or under which Cove Kaz or any Subsidiary has any current or potential liability.

“Kaz Change of Control Payments” shall have the meaning set forth in Section 4.6(a)(xii).

“Kaz Companies” means Cove Kaz, KCMLLP, and each of their respective Subsidiaries prior to the SKBL Merger, and “Kaz Company” shall be construed accordingly; except that (solely for the purposes of the Representations and Warranties set forth in Article IV) SKBL Merger Sub shall not be considered a Kaz Company.

“Kaz Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Enforcement), Section 4.3(a) (Non-Contravention), Section 4.5(a) (Capitalization) (other than subclause (ii)), Section 4.21 (Transactions with Affiliates and Employees), Section 4.26 (Certain Fees), Section 5.1 (Organization and Qualification), Section 5.2 (Authorization; Enforcement), Section 5.6 (Certain Fees), Section 5.7 (Title to the KCMLLP Interests), Section 7.1 (Organization and Qualification), Section 7.2 (Authorization; Binding Agreement), Section 7.5(a) (Capitalization) and Section 7.10 (Application of Takeover Protections).

“Kaz Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned (in whole or in part) by the Kaz Companies.

“Kaz Company IT Systems” means the computers, networks, Software, firmware, middleware, servers, routers, hubs, switches, electronic data processing, information, record keeping, communications, telecommunications, networks, peripherals and computer systems, hardware and communication, information technology, operational technology, automated processes and storage assets, equipment, systems and services, including any outsourced systems and processes, and other similar or related items of automated, computerized, digital, or Software systems owned, licensed, used, or held for use by a Kaz Company.

“Kaz Disclosure Letter” shall have the meaning set forth in Article IV.

“Kaz Incidental Licenses” shall have the meaning set forth in Section 4.6(a)(viii).

“Kaz Material Adverse Effect” means, with respect to KRLLC and the Kaz Companies, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect upon the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Kaz Companies and their respective Subsidiaries, taken as a whole, or (b) prevent or materially delay or materially impair the ability of the Kaz Companies, KRLLC or their respective Affiliates to consummate the Transactions; provided, however, that, for purposes of clause (a), any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Kaz Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which the Kaz Companies do business; (ii) changes, conditions or effects that generally affect the industries in which the Kaz Companies principally operate; (iii) changes in applicable Laws or GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which the Kaz Companies principally operate; (iv) conditions caused by acts of God, epidemic, natural disaster, pandemic, outbreak of hostilities, terrorism, war (whether or not declared), or any escalation or any worsening thereof; (v) any failure in and of itself by any Kaz Company or any of their respective Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Kaz Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the announcement or the existence of, express compliance with or performance under, this Agreement or the Transactions, including the effect of the identity, ownership or governance of, or any facts or circumstances relating to, SKBL or its Affiliates on the relationships, contractual or otherwise, of Cove Kaz or its Subsidiaries; or (vii) any action not otherwise required by this Agreement or the Additional Agreements or applicable Law that is taken at the express written request of SKBL and in accordance with such instructions; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv) and (vii) immediately above shall be taken into account in determining whether a Kaz Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Kaz Companies, taken as a whole, compared to other participants in the industries in which the Kaz Companies primarily conduct their businesses, and then only the incremental disproportionate effect shall be excluded.

“Kaz Material Contract” shall have the meaning set forth in Section 4.6(a).

“Kaz Real Property Leases” shall have the meaning set forth in Section 4.12(a).

“KCMLLP” shall have the meaning set forth in the recitals.

“Key Kaz Members” means the individuals set forth in Schedule A attached hereto.

“Knowledge” means, (a) with respect to the Kaz Companies, Cove Kaz, KRLLC or SKBL Merger Sub, the actual knowledge of the individuals listed in Section 1.1 of the Kaz Disclosure Letter, after reasonable inquiry, or (B) with respect to SKBL, the actual knowledge of the individuals listed in Section 1.1 of the SKBL Disclosure Letter, after reasonable inquiry.

“KRLLC” shall have the meaning set forth in the Preamble.

“KRLLC Contribution” shall have the meaning set forth in the recitals.

“KRLLC Contribution Agreement” shall have the meaning set forth in the recitals.

“KRLLC Redeemed Interests” means any Equity Interests in KRLLC held by SKBL immediately prior to the AIFC NewCo Partial Distribution.

“KRLLC Receivable” shall have the meaning set forth in the recitals.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any and all liabilities, debts, claims, penalties, fines, expenses, commitments, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due, and “Liabilities” shall be construed accordingly.

“Liens” means any liens, license, security interests, options, rights of first refusal, claims, easements, pre-emptive rights, options, warrants, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, covenants, licenses to third parties, leases to third parties, security agreements, title defects, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

“Listing Application” shall have the meaning set forth in Section 8.9.

“Material Permits” shall have the meaning set forth in Section 4.11.

“Merger Consideration Shares” means the Pubco Stock issued pursuant to Section 2.4(e).

“Money Laundering Laws” shall have the meaning set forth in Section 4.20.

“Multiemployer Plan” means a “multiemployer plan” as defined under Section 3(37) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” as defined under Section 3(37) of ERISA

“Nasdaq” means the Nasdaq Stock Market LLC.

“NYSE” means The New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation or formation and bylaws, operating agreement, partnership agreement, memorandum and articles of association or similar organizational documents, in each case, including any amendments, restatements, exhibits, schedules, annexes, and attachments thereto.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“PBGC” shall have the meaning set forth in Section 6.11(b).

“Permitted Liens” means (a) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the ordinary course of business consistent with past practice, (b) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with GAAP, (c) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property (other than Liens securing indebtedness for borrowed money), and (d) zoning, building, land use Laws, Orders, and other similar restrictions imposed by any Governmental Authority having jurisdiction over such real property, in each case which are not violated in any material respects by the current use or occupancy of such real property or the operation of the business thereon.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PFIC” shall have the meaning set forth in Section 4.16(l).

“PIPE Documents” means the Subscription Agreements and all the agreements documents, instruments and certificates entered into in connection with the PIPE Financing.

“PIPE Financing” means the subscription by certain investors for, and issuance by SKBL of, (a) SKBL Class A Ordinary Shares, (b) SKBL Preferred B Shares, (c) SKBL Unsecured Convertible Notes and/or (d) SKBL Warrants, pursuant to subscription agreements (collectively, the “Subscription Agreements”), forms of each of which have been made available to Cove Kaz prior to the Signing Date, in exchange for an aggregate investment of not less than $50,000,000 in gross proceeds, in one or more private placement transactions.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written,

“Proprietary Software” means any or all proprietary Software owned or purported to be owned, in whole or in part, by any Party or any of their respective Subsidiaries.

“Proxy Statement” shall have the meaning set forth in Section 8.8(a).

“Pubco” shall have the meaning set forth in Section 2.2(c).

“Pubco Bylaws” means the Pubco Bylaws to be effective on and from the Closing, in the form attached hereto as Exhibit B.

“Pubco Certificate of Incorporation” means the Pubco Certificate of Incorporation including the certificates of designation for each series of Pubco Preferred Stock, to be effective on and from the Closing, in the form attached hereto as Exhibit A.

“Pubco Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of Pubco.

“Pubco Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of Pubco.

“Pubco Common Stock” means Pubco Class A Common Stock and Pubco Class B Common Stock taken together.

“Pubco Plans” shall have the meaning set forth in Section 8.14(c).

“Pubco Preferred Stock” means Pubco Series A Preferred Stock and Pubco Series B Preferred Stock taken together.

“Pubco Restricted Stock Award” shall have the meaning set forth in Section 2.4(e)(4).

“Pubco Series A Preferred Stock” means the Series A Preferred Stock, $0.01 par value per share, of Pubco.

“Pubco Series B Preferred Stock” means the Series B Preferred Stock, $0.01 par value per share, of Pubco.

“Pubco Stock” means Pubco Common Stock and Pubco Preferred Stock taken together.

“Reemag Disposition” shall have the meaning set forth in Section 8.22.

“Registration Rights Agreement” means (a) a registration rights agreement substantially in the form attached hereto as Exhibit D, and (b) a registration rights agreement between Pubco and certain current SKBL Shareholders, which shall cover shares of Pubco Class A Common Stock held by such SKBL Shareholders as of the Closing to the extent not registered as of the Closing and shares of Pubco Class A Common Stock issuable upon the conversion or exercise of shares of Pubco Preferred Stock or warrants to purchase shares of Pubco Class A Common Stock received in the Warrant Exchange, which shall be substantially (other than with respect to liquidated damages) identical in substance to the most current publicly filed registration rights agreement between SKBL and certain SKBL Shareholders.

“Registration Statement” shall have the meaning set forth in Section 8.7(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, abandoning, injecting, discharging, or leaching into the environment.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Country” shall have the meaning set forth in Section 4.28.

“Sanctioned Person” shall have the meaning set forth in Section 4.28.

“Sanctions” means all economic, financial, and trade sanctions administered and enforced by the United States (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce and the U.S. Department of State), His Majesty’s Treasury, the United Nations Security Council, the European Union and any European Union member state, and other relevant sanctions authorities with jurisdiction over SKBL and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 6.7(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means each employee, director and consultant.

“Severniy” means Severniy Katpar LLP, a limited liability partnership incorporated and existing under the laws of the Republic of Kazakhstan.

“Severniy Purchase Agreement” means that certain purchase agreement, dated as of February 13, 2026 between JSC, as seller, to Cove Kaz, as purchaser.

“Severniy Transaction” means the sale of a 70% participatory interest in the charter capital of Severniy by “Tau-Ken Samruk” National Mining Company” JSC, as seller, to Cove Kaz, as purchaser, pursuant to the Severniy Purchase Agreement.

“Signing Date” shall have the meaning set forth in the Preamble.

“SKBL” shall have the meaning set forth in the Preamble.

“SKBL Benefit Plan” means a Plan that is sponsored, maintained, contributed or required to be contributed to by SKBL or its Subsidiaries, or under which SKBL or any Subsidiary has any current or potential liability.

“SKBL Board” shall have the meaning set forth in the recitals.

“SKBL Board Recommendation” shall have the meaning set forth in the recitals.

“SKBL Change of Control Payments” shall have the meaning set forth in Section 6.10(a)(xxi).

“SKBL Class A Ordinary Shares” means the Class A Ordinary Shares of par value US$0.00001 each, of SKBL prior to the SKBL Merger Effective Time.

“SKBL Class B Ordinary Shares” means the Class B Ordinary Shares of par value US$0.00001 each, of SKBL prior to the SKBL Merger Effective Time.

“SKBL Company” means each of SKBL and its Subsidiaries.

“SKBL Disclosure Letter” shall have the meaning set forth in Article VI.

“SKBL Incidental Licenses” shall have the meaning set forth in Section 6.10(a)(viii).

“SKBL Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Power), Section 6.2 (Authorization; Enforcement), Section 6.5(a) (Capitalization) (other than subclause (ii)), Section 6.4(a) (Non-Contravention), the second sentence of Section 6.6(d) (Closing Indebtedness), the last sentence of Section 6.9 (Litigation), Section 6.17(d) (Unimproved Real Property), Section 6.20 (Certain Fees), Section 6.22 (Registration Rights), Section 6.24 (Application of Takeover Protections), and Section 6.34 (Legacy Operations).

“SKBL Intellectual Property” means any and all Intellectual Property owned or purported to be owned (in whole or in part) by SKBL or any of its Subsidiaries.

“SKBL IT Systems” means the computers, networks, Software, firmware, middleware, servers, routers, hubs, switches, electronic data processing, information, record keeping, communications, telecommunications, networks, peripherals and computer systems, hardware and communication, information technology, operational technology, automated processes and storage assets, equipment, systems and services, including any outsourced systems and processes, and other similar or related items of automated, computerized, digital, or Software systems owned, licensed, used, or held for use by SKBL or any of its Subsidiaries.

“SKBL Material Adverse Effect” means, with respect to SKBL, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect upon the business, assets, Liabilities, results of operations or condition (financial or otherwise) of SKBL and its Subsidiaries, taken as a whole, or (b) prevent or materially delay or materially impair the ability of SKBL or its Affiliates, to consummate the Transactions; provided, however, that, for the purposes of clause (a), any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a SKBL Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which SKBL and its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which SKBL and its Subsidiaries principally operate; (iii) changes in applicable Laws or GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which SKBL and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, natural disaster, pandemic, outbreak of hostilities, terrorism, war (whether or not declared), or any escalation or any worsening thereof; (v) any failure in and of itself by SKBL and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a SKBL Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) the announcement or the existence of, express compliance with or performance under, this Agreement or the Transactions, including the effect of the identity, ownership or governance of, or any facts or circumstances relating to, KRLLC or the Kaz Companies or any of their Affiliates on the relationships, contractual or otherwise, of SKBL or its Subsidiaries; (vii) any action not otherwise required by this Agreement or the Additional Agreements or applicable Law that is taken at the express written request of Cove Kaz or KRLLC and in accordance with such instructions; or (viii) the disposition by SKBL of its Hong Kong legacy business (except to the extent such disposition increases the liabilities, or otherwise materially and adversely affects the assets, of SKBL); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv) and (vii) immediately above shall be taken into account in determining whether a SKBL Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on SKBL and its Subsidiaries, taken as a whole, compared to other participants in the industries in which SKBL and its Subsidiaries primarily conduct their businesses, and then only the incremental disproportionate effect shall be excluded.

“SKBL Material Contract” shall have the meaning set forth in Section 6.10(a).

“SKBL Merger” shall have the meaning set forth in the recitals.

“SKBL Merger Approval” means the approval, as a special resolution at the Special Meeting, of the entry into the SKBL Plan of Merger.

“SKBL Merger Effective Time” shall have the meaning set forth in Section 2.4(b).

“SKBL Merger Sub” shall have the meaning set forth in the Preamble.

“SKBL Merger Sub Approval” means the approval of, as a special resolution (passed by way of written resolution of Cove Kaz (as the sole shareholder of SKBL Merger Sub)), the entry into the SKBL Plan of Merger.

“SKBL Ordinary Shares” means the SKBL Class A Ordinary Shares and the SKBL Class B Ordinary Shares, taken together.

“SKBL Ordinary Shareholders” means the holders of SKBL Ordinary Shares.

“SKBL Note Conversion” shall have the meaning set forth in Section 8.20.

“SKBL Plan of Merger” shall have the meaning set forth in Section 2.4(b).

“SKBL Preferred A Shares” means, prior to the SKBL Merger Effective Time, the Series A Preferred Shares of par value US$0.00001 each, of SKBL.

“SKBL Preferred B Shares” means, prior to the SKBL Merger Effective Time, the Series B Preferred Shares of par value US$0.00001 each, of SKBL.

“SKBL Preferred Shares” means SKBL Preferred A Shares and SKBL Preferred B Shares taken together.

“SKBL Real Property Leases” shall have the meaning set forth in Section 6.17(b).

“SKBL Required Approvals” shall have the meaning set forth in Section 6.2.

“SKBL Restricted Stock Award” shall have the meaning set forth in Section 2.4(e)(4).

“SKBL Securities” means the SKBL Ordinary Shares and the SKBL Preferred Shares taken together.

“SKBL Shareholder Approval” shall have the meaning set forth in Section 3.3(c).

“SKBL Shareholder Matters” shall have the meaning set forth in Section 8.8(a).

“SKBL Shareholders” means the holders of SKBL Securities as of any determination time the prior to the SKBL Merger Effective Time.

“SKBL Surviving Company” shall have the meaning set forth in Section 2.4(a).

“SKBL Surviving M&A” shall have the meaning set forth in Section 2.5(b).

“SKBL Unsecured Convertible Notes” means senior unsecured convertible notes issued by SKBL.

“SKBL Warrants” means all outstanding warrants to purchase SKBL Class A Ordinary Shares.

“Software” means any or all software, middleware, computer programs, operating systems, applications, systems, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, libraries, algorithms, models, APIs, deep learning, machine learning, and other artificial intelligence technologies, data files, rules, definitions or methodology derived from the foregoing and any and all versions, derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods, technical manuals, user manuals and other documentation thereof, (including source code comments), whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Special Meeting” shall have the meaning set forth in Section 8.8(b).

“Special Meeting Date” shall have the meaning set forth in Section 8.8(b).

“Specified Courts” shall have the meaning set forth in Section 10.5.

“Statutory Plans” means a Plan required of which participation or contributions are required by government statute.

“Subscription Agreements” shall have the meaning set forth in the definition of PIPE Financing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. As used in reference to KRLLC or a Kaz Company, the term “Subsidiary” or “Subsidiaries” will not include Severniy or any of its Subsidiaries).

“Takeover Law” shall have the meaning set forth in Section 6.24.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements, attachments, or information thereto, and any amendments thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever in the nature of (or similar to) a tax (whether payable directly or by withholding, and whether or not requiring the filing of a Tax Return and whether disputed or not), together with any interest and any penalties, additions to tax or additional amounts with respect thereto, in each case, imposed by any Governmental Authority, and “Tax” shall be construed accordingly.

“Third Party” means any Person or “group” (as defined in Section 13(d) of the Exchange Act) of Persons, other than the Parties or any of their respective Affiliates.

“Title IV Plan” means a plan subject to Title IV of ERISA or Section 302 of the Code.

“Trading Day” means a day on which shares of Pubco Class A Common Stock are traded on a Trading Market.

“Trading Market” means Nasdaq, the NYSE or such other securities exchange on which the SKBL Class A Ordinary Shares and/or the Pubco Class A Common Stock may be traded.

“Transaction Documents” means this Agreement, the Additional Agreements, and all other certificates, instruments and documents executed and/or delivered by any Party this Agreement or under any of the agreements or documents listed above.

“Transaction Litigation” shall have the meaning set forth in Section 8.16.

“Transactions” means the AIFC NewCo Partial Distribution, the Cove Kaz Conversion, the AIFC Sale, the KRLLC Contribution and the SKBL Merger and all the other transactions contemplated by the Transaction Documents.

“Transfer Agent” shall have the meaning set forth in Section 2.14.

“Transfer Taxes” shall have the meaning set forth in Section 8.17(d).

“WARN Act” shall have the meaning set forth in Section 6.12(c).

“Warrant Exchange” means the cancellation of all SKBL Warrants in exchange for warrants to purchase shares of Pubco Class A Common Stock on substantially identical terms as those in the corresponding SKBL Warrant.

“Written Objection” shall have the meaning set forth in Section 2.4Section 2.4(g).

Article II

TRANSACTION

Section 2.1 AIFC NewCo Partial Distribution. On the Closing Date (but in any event prior to the AIFC Sale and KRLLC Contribution), upon the terms and subject to the conditions of this Agreement, KRLLC shall effect the AIFC NewCo Partial Distribution in exchange for the redemption of all of the KRLLC Redeemed Interests.

Section 2.2 Cove Kaz Conversion.

(a) Conversion. On or prior to the Closing Date (but in any event prior to the AIFC Sale and KRLLC Contribution), upon the terms and subject to the conditions of this Agreement, Cove Kaz shall effect the Cove Kaz Conversion.

(b) Conversion Effective Time. Subject to the terms and conditions of this Agreement, as promptly as practicable on the Closing Date, the applicable Parties shall file with the Delaware Secretary of State a certificate of conversion for the Cove Kaz Conversion, executed in accordance with the relevant provisions of the DGCL (the “Cove Kaz Certificate of Conversion”) and shall make all other filings or recordings required under the DGCL and the DLLCA in connection with the Cove Kaz Conversion. The Cove Kaz Conversion shall become effective when the Cove Kaz Certificate of Conversion is filed with the Secretary of State of the State of Delaware on the Closing Date or at such other date and time as is agreed to by the Parties and specified in the Cove Kaz Certificate of Conversion (such date and time being hereinafter referred to as the “Conversion Effective Time”). The Cove Kaz Certificate of Conversion shall provide that the corporate name of Cove Kaz as of the Conversion Effective Time shall be “Kaz Resources Inc.”, or such other name as may be agreed by the Parties. Cove Kaz, as of the Conversion Effective Time, is sometimes referred to herein as “Pubco.”

(c) Effect of the Cove Kaz Conversion. The effects of the Cove Kaz Conversion shall be as provided in this Agreement, the Cove Kaz Certificate of Conversion and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, (i) Cove Kaz as converted shall be deemed to be the same entity as Cove Kaz immediately prior to the Cove Kaz Conversion, (ii) all of the property, rights, privileges, powers and franchises of Cove Kaz immediately prior to the Cove Kaz Conversion shall remain vested in Cove Kaz as converted, and all debts, liabilities and duties of Cove Kaz immediately prior to the Cove Kaz Conversion shall remain attached to Cove Kaz as converted and (iii) such property, rights, privileges, powers, franchises, debts, liabilities and duties shall not be deemed, as a consequence of the Cove Kaz Conversion, to have been transferred, all as provided under the DGCL and DLLCA.

(d) Effect of Cove Kaz Conversion on Cove Kaz Units. At the Conversion Effective Time, by virtue of the Cove Kaz Conversion and without any action on the part of the holder of Cove Kaz Units, each Cove Kaz Unit shall be converted into (i) a number of shares of Pubco Class B Common Stock equal to the Allocated Kaz Pubco Shares less the Contribution Consideration Shares and (ii) the right to receive Earnout Shares, if and to the extent earned, in accordance with Section 2.11. For the avoidance of doubt, such conversion shall not be considered a disposal of the Cove Kaz Units.

Section 2.3 AIFC Sale and KRLLC Contribution. On the Closing Date, after the consummation of the AIFC NewCo Partial Distribution and the Cove Kaz Conversion and upon the terms and subject to the conditions of this Agreement, KRLLC shall effect the AIFC Sale and the KRLLC Contribution, collectively, in exchange for (i) a number of newly issued shares of Pubco Class B Common Stock as identified by Cove Kaz prior to the Closing (the “Contribution Consideration Shares”) and (ii) the right to receive Earnout Shares, if and to the extent earned, in accordance with Section 2.11; provided that the Contribution Consideration Shares shall not exceed the number of Allocated Kaz Pubco Shares.

Section 2.4 SKBL Merger.

(a) SKBL Merger. On the Closing Date, at the SKBL Merger Effective Time following the consummation of the AIFC Sale and KRLLC Contribution, subject to the terms and subject to the conditions of this Agreement and upon the execution and filing of a plan of merger substantially in the form attached hereto as Exhibit C (the “SKBL Plan of Merger”) in accordance with the applicable provisions of the Cayman Companies Act, SKBL and SKBL Merger Sub shall consummate the SKBL Merger, pursuant to which SKBL Merger Sub shall be merged with and into SKBL pursuant to Section 233 of the Cayman Companies Act, at which time the separate corporate existence of SKBL Merger Sub shall cease and SKBL shall continue as the surviving company after the SKBL Merger. SKBL, as the surviving company after the SKBL Merger, is hereinafter sometimes referred to as the “SKBL Surviving Company.”

(b) SKBL Merger Effective Time. Subject to the terms and conditions of this Agreement, as promptly as practicable on the Closing Date, Cove Kaz, SKBL and SKBL Merger Sub shall cause the SKBL Merger to be consummated by: (i) executing the SKBL Plan of Merger; and (ii) filing the SKBL Plan of Merger and such other documents and declarations with the Registrar of Companies of the Cayman Islands as required by Section 233 of the Cayman Companies Act and each of SKBL’s and SKBL Merger Sub’s Organizational Documents. The SKBL Merger shall become effective at the time when the SKBL Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands, or at such other date and time as is agreed to by the Parties and specified in the SKBL Plan of Merger, subject to the limitations specified in the Cayman Companies Act and specified in the SKBL Plan of Merger (such date and time being hereinafter referred to as the “SKBL Merger Effective Time”).

(c) Effect of the SKBL Merger. At the SKBL Merger Effective Time, the effect of the SKBL Merger shall be as provided in this Agreement, the SKBL Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SKBL Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of SKBL and SKBL Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of the SKBL Surviving Company, which shall include the assumption by the SKBL Surviving Company of any and all agreements, covenants, duties and obligations of SKBL Merger Sub set forth in this Agreement to be performed after the SKBL Merger Effective Time and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of SKBL (as the SKBL Surviving Company) shall continue unaffected by the SKBL Merger, and the SKBL Surviving Company shall continue its existence as a wholly owned Subsidiary of Cove Kaz.

(d) Effect of SKBL Merger on Equity Interests of SKBL Merger Sub. Without any action on the part of any Party or the holders of securities of SKBL or SKBL Merger Sub, at the SKBL Merger Effective Time, by virtue of the SKBL Merger, all of the Equity Interests of SKBL Merger Sub issued and outstanding as of immediately prior to the SKBL Merger Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable ordinary share in the SKBL Surviving Company, which shall constitute the only outstanding share capital of SKBL Surviving Company.

(e) Effect of the SKBL Merger on SKBL Securities. At the SKBL Merger Effective Time, by virtue of the SKBL Merger and without any action on the part of any Party or the holders of securities of SKBL or SKBL Merger Sub,

(1)	Each SKBL Ordinary Share (other than any Dissenting Shares) that is issued and outstanding shall be converted into one share of Pubco Class A Common Stock and all of the SKBL Ordinary Shares converted into Pubco Class A Common Stock pursuant to this clause (1) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the SKBL Merger Effective Time, and each holder of any such SKBL Ordinary Share shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Common Stock into which such SKBL Ordinary Shares shall have been converted in the SKBL Merger;

(2)	Each SKBL Preferred A Share that is issued and outstanding (other than any Dissenting Shares) shall be converted into one share of Pubco Series A Preferred Stock and all of the SKBL Preferred A Shares converted into Pubco Series A Preferred Stock pursuant to this clause (2) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the SKBL Merger Effective Time, and each holder of any such SKBL Preferred A Share shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Series A Preferred Stock into which such SKBL Preferred A Share shall have been converted in the SKBL Merger;

(3)	Each SKBL Preferred B Share that is issued and outstanding (other than any Dissenting Shares) shall be converted into one share of Pubco Series B Preferred Stock and all of the SKBL Preferred B Shares converted into Pubco Series B Preferred Stock pursuant to this clause (3) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the SKBL Merger Effective Time, and each holder of any such SKBL Preferred B Share shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Series B Preferred Stock into which such SKBL Preferred B Share shall have been converted in the SKBL Merger;

(4)	At the SKBL Merger Effective Time, each outstanding restricted stock award with respect to SKBL Ordinary Shares (each, a “SKBL Restricted Stock Award”) shall, by virtue of the SKBL Merger and without any action on the part of the holder thereof, be assumed by Pubco and converted into a restricted stock award with respect to an equal number of shares of Pubco Class A Common Stock (each, a “Pubco Restricted Stock Award”); provided, however, that each such Pubco Restricted Stock Award shall continue to be governed by, and subject to, the same terms and conditions (including all vesting, forfeiture, and other conditions set forth therein), as in effect immediately prior to the SKBL Merger Effective Time, without any enlargement of the rights of the holder thereof. For the avoidance of doubt, nothing in this Section shall be construed to require Pubco to accelerate the vesting of, or otherwise modify the terms applicable to, any Pubco Restricted Stock Award, and Pubco shall retain all rights of the issuer under the applicable award agreement and equity incentive plan, including the right to administer, interpret, and enforce the terms thereof; and

(5)	Each Dissenting Share issued and outstanding immediately prior to the SKBL Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.4 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.4 of the Agreement.

(f) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, all SKBL Securities that are issued and outstanding immediately prior to the SKBL Merger Effective Time, in respect of which dissent rights are available pursuant to section 238 of the Cayman Companies Act, and that are held by SKBL Shareholders who has demanded properly in writing rights for such SKBL Securities in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares” and each, a “Dissenting Share”, and holders of Dissenting Shares collectively being referred to as the “Dissenting Shareholders”) shall be automatically cancelled and cease to exist at the SKBL Merger Effective Time and the Dissenting Shareholders shall not be entitled to the right to receive their respective portion of the Merger Consideration Shares, and the Dissenting Shares shall not be converted into the applicable Pubco Stock, and shall instead be entitled to receive only the payment by the SKBL Surviving Company of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Cayman Companies Act and such other rights provided pursuant to Section 238 of the Cayman Companies Act, unless and until such Dissenting Shareholder waives, withdraws, forfeits, fails to perfect or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act.

(1)	For the avoidance of doubt, all SKBL Securities held by the Dissenting Shareholders who shall have failed to validly exercise or perfect or who effectively shall have waived, withdrawn, forfeited or lost their dissenter rights under Section 238 of the Cayman Companies Act shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the SKBL Merger Effective Time , in consideration of the right to receive their respective portion of the Merger Consideration Shares, without any interest thereon, in the manner provided in Section 2.4(e).

(2)	SKBL shall promptly give Cove Kaz (i) copies of notices of objection, notices of approvals, notices of dissent, any written demands for appraisal, attempted withdrawals of such notices and/or demands, and any other instruments served pursuant to applicable Law that are received by SKBL relating to its shareholders’ rights to dissent from the SKBL Merger or appraisal rights, and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. SKBL shall not, except with the prior written consent of Cove Kaz, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the SKBL Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(3)	In the event that any written notices of objection to the SKBL Merger are served by any holder of SKBL Securities pursuant to section 238(2) of the Cayman Companies Act, SKBL shall serve written notice of the authorization and approval of the SKBL Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the SKBL Shareholder Approval at the Special Meeting.

(g) Notice to SKBL Shareholders Delivering Written Objection. If any holder of SKBL Securities gives to SKBL, before the SKBL Shareholder Approval is obtained at the Special Meeting, written objection to the SKBL Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Act:

(1)	SKBL shall, following the SKBL Shareholder Approval, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the SKBL Merger (the “Authorization Notice”) to each such SKBL Shareholder who has made a Written Objection; and

(2)	unless SKBL and Cove Kaz elect by agreement in writing to waive this Section 2.4(g), no Party shall be obligated to commence the SKBL Merger, and the SKBL Plan of Merger shall not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver (as applicable) of all of the conditions set forth in Section 3.3, Section 3.4 and Section 3.5.

Section 2.5 Organizational Documents.

(a) Organizational Documents of Cove Kaz. At the Conversion Effective Time, Cove Kaz shall adopt the Pubco Certificate of Incorporation and Pubco Bylaws.

(b) Organizational Documents of SKBL Surviving Company. The memorandum and articles of association of SKBL Merger Sub as in effect immediately prior to the SKBL Merger Effective Time shall be the memorandum and articles of association of the SKBL Surviving Company (except that references to the name of SKBL Merger Sub shall be changed to the name of SKBL) (the “SKBL Surviving M&A”) following the SKBL Merger Effective Time until further amended and/or restated in accordance with their terms and the Cayman Companies Act.

Section 2.6 Officers and Directors.

(a) Cove Kaz. Subject to applicable Law, at the Conversion Effective Time, the board of directors of Cove Kaz shall be constituted, as set forth on Schedule C.

(b) Directors of the SKBL Surviving Company and of SKBL Merger Sub. At the SKBL Merger Effective Time, the directors and officers of SKBL shall resign and, with effect from the SKBL Merger Effective Time, the officers of SKBL Merger Sub immediately prior to the SKBL Merger Effective Time shall become the directors of the SKBL Surviving Company, each to hold office in accordance with the SKBL Surviving M&A until their respective resignation or removal in accordance with the SKBL Surviving M&A or their respective successors are duly elected or appointed and qualified. At the SKBL Merger Effective Time, the board of directors and officers of SKBL Merger Sub shall automatically cease to hold office.

Section 2.7 Further Actions. If at any time before or after the Closing, any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Closing, then the Parties, SKBL Surviving Company and their respective officers and directors or managers are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, and shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 2.8 No Liability. None of the SKBL Surviving Company, Cove Kaz or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.9 List of Securityholders. Upon the reasonable request from time to time of Cove Kaz, SKBL shall, as soon as reasonably practicable, provide Cove Kaz with lists (in both written and electronic form) of the registered SKBL Shareholders, together with their addresses and respective holdings of SKBL Securities, lists of the names and addresses and holdings of all Persons having rights issued or granted by SKBL to acquire or otherwise related to SKBL Securities (including holders of SKBL Warrants) and lists of non-objecting beneficial owners of SKBL Securities and participants in book based nominee registers, together with their addresses and respective holdings of SKBL Securities. SKBL shall from time to time furnish or require that its registered office service provider and transfer agent furnish Cove Kaz with such additional information, including updated or additional lists of SKBL Shareholders or other securityholders, information regarding beneficial ownership of SKBL Securities and lists of holdings and other assistance as Cove Kaz may reasonably request.

Section 2.10 Securityholder Communications. SKBL and Cove Kaz agree to cooperate in the preparation of presentations, if any, to SKBL Shareholders or other securityholders regarding the transactions contemplated by this Agreement, including the SKBL Merger, and SKBL agrees to consult with Cove Kaz in connection with any communication or meeting with SKBL Shareholders or other securityholders that it may have; provided, however, that the foregoing shall be subject to SKBL’s overriding obligations to make any disclosure or filing required by applicable Laws or stock exchange rules; and provided, further, that, if SKBL is required to make any such disclosure, it shall give Cove Kaz and its legal counsel a reasonable opportunity to review and comment thereon prior to the dissemination of any such disclosure and shall give reasonable consideration to all such comments.

Section 2.11 Earnout. Following the Closing, and as additional consideration for the Transactions, within ten (10) Business Days after the occurrence of an Earnout Milestone, Cove Kaz shall issue or cause to be issued to KRLLC and the members of Cove Kaz prior to Closing (in proportion to their respective shares of Pubco Common Stock as of the Closing relative to the aggregate shares held by all such Persons) an aggregate of up to forty-five million (45,000,000) shares of Pubco Class B Common Stock (such shares, the “Earnout Shares”). Earnout Shares, if any, shall be issued in proportion to their respective Percentage Interests in Cove Kaz as of the Closing. Fifteen million (15,000,000) Earnout Shares shall be issued by Cove Kaz upon the occurrence of each of the following events (each, an “Earnout Milestone”) at any time during the five (5) year period after the Closing Date (it being understood that Earnout Shares will be issued only once upon the achievement of each such Earnout Milestone) (the “Earnout Period”):

(a) Earnout Milestone 1: The commencement of a definitive feasibility study by an engineering consultant with respect to the mining contemplated to be undertaken by Severniy.

(b) Earnout Milestone 2: The finalization of a term sheet, letter of intent, memorandum of understand or other similar documentation (whether binding or non-binding) between Severniy (or its Affiliates) and a purchaser with respect to an offtake agreement.

(c) Earnout Milestone 3: Cove Kaz achieving a market capitalization of $1,000,000,000 for 10 Trading Days.

Section 2.12 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock or Pubco Preferred Stock shall be issued, in any form, by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock or Pubco Preferred Stock (in each case after aggregating all fractional shares of Pubco Common Stock or Pubco Preferred Stock, as applicable, that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock or Pubco Preferred Stock, as applicable, issued to such Person rounded up or down to the nearest whole share of Pubco Common Stock or Pubco Preferred Stock, as applicable (with 0.5 of a share or greater rounded up).

Section 2.13 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding SKBL Ordinary Shares or SKBL Preferred Shares shall have been changed into a different number of shares or a different class or series, by reason of any share subdivision, stock split, reverse stock split, share consolidation, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction, then any number, value or amount contained in this Agreement which is based upon the number of shares of Pubco Common Stock or Pubco Preferred Stock shall be appropriately adjusted to provide to the holders of Pubco Common Stock and Pubco Preferred Stock the same economic effect as contemplated by this Agreement. Notwithstanding the immediately preceding sentence, this Section 2.13 shall not be construed to permit any Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 2.14 Transfer Agent. Following the date hereof and prior to the Closing Date, Cove Kaz shall appoint Computershare or another qualified transfer agent as mutually agreed by the Cove Kaz and SKBL, to act as the transfer agent (the “Transfer Agent”) for purposes of issuing the Contribution Consideration Shares and the Merger Consideration Shares (other than the Dissenting Shares) pursuant to Section 2.3 and Section 2.4(e), respectively. Each of SKBL and Cove Kaz shall, and shall cause its respective Representatives to, reasonably cooperate with the Transfer Agent in connection with the covenants and agreements in this Section 2.14, including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Cove Kaz, or otherwise required by the Transfer Agent to fulfill its duties as (a) the Transfer Agent in connection with the Transactions, and (b) the maintainer of the register of members of SKBL.

Section 2.15 Withholding. Notwithstanding anything to the contrary in this Agreement, each of the Parties and their respective Affiliates, Representatives and agents shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement any such Taxes or amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations, or any other applicable Law. The applicable payor intending to deduct and withhold shall use commercially reasonable efforts to (a) notify the Person in respect of which such deduction and withholding is intended to be made that the applicable payor intends to deduct and withhold and (b) provide reasonable opportunity for such Person to provide any applicable forms or other documentary evidence that would have the effect of reducing or eliminating such withholding or deduction. To the extent that amounts are so deducted and withheld by any applicable payor pursuant to this Section 2.15, such withheld and deducted amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.16 Pro Forma Closing Capitalization. As of the Closing, the pro forma capitalization of SKBL immediately prior to the Closing shall be as set forth on Schedule B, as the same may be revised during the Interim Period by mutual written consent of the Parties or as a result of the conversion or exercise of any SKBL Class B Ordinary Shares, SKBL Preferred Shares or SKBL Warrants. To the extent that (a) the outstanding SKBL Ordinary Shares or SKBL Preferred Shares shall have been changed or (b) any Equity Interests, Indebtedness of SBKL or SKBL Change of Control Payments are determined to not be expressly accounted for in the treatment of Equity Interests as set forth in this Article II, the Parties will engage in good faith negotiations to adjust the amount of the Merger Consideration Shares and/or Allocated Kaz Pubco Shares in an equitable manner to account for such change or such additional Equity Interest, Indebtedness or SKBL Change of Control Payments.

Article III

THE CLOSING

Section 3.1 Closing

. Subject to the terms and conditions of this Agreement, the closing of the Transactions contemplated by Article II (the “Closing”) shall take place, as promptly as possible, and in any event no later than two (2) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 3.3, Section 3.4 and Section 3.5 (provided that, if such second Business Day is a Friday, such closing shall not occur until the next Business Day) or on such other date as Parties may agree in writing (the “Closing Date”). The Closing shall take place either remotely by electronic exchange of documents or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY.

Section 3.2 Closing Deliveries. At or prior to the Closing:

(a) Deliveries by SKBL. SKBL shall deliver or cause to be delivered to Cove Kaz and KRLLC the following:

(1)	duly executed copies of the Additional Agreements to which SKBL and/or any of its Affiliates or shareholders is a party;

(2)	written evidence, in form and substance reasonably satisfactory to Cove Kaz and KRLLC, of the termination of all documents set forth on Section 6.18 of the SKBL Disclosure Letter (if any), such termination to be effective as of the Closing;

(3)	duly executed copies of the SKBL Plan of Merger and such other documents required to be filed with the Registrar of Companies of the Cayman Islands by Section 233 of the Cayman Companies Act;

(4)	the certificate required to be delivered pursuant to Section 3.4(d);

(5)	a duly executed IRS Form W-8BEN-E from SKBL;

(6)	evidence, satisfactory to Cove Kaz, that all SKBL Change of Control Payments have been waived, cancelled or otherwise terminated and the amendment, dated as of the date hereof, to that certain employment agreement by and between SKBL and Paul Mann remains in effect;

(7)	evidence, satisfactory to Cove Kaz, that the Warrant Exchange has occurred;

(8)	evidence, satisfactory to Cove Kaz, that SKBL has terminated all of its registration rights agreements as contemplated by Section 8.23 and (ii) each purchaser named in the registration rights agreements dated February 13, 2026 and March 25 or 26, 2026 has irrevocably waived all of its claims and rights against SKBL relating to or in connection with SKBL’s failure to file a registration statement by the filing deadlines set forth therein, including all of its rights to liquidated damages provided therein; and

(9)	documentation, satisfactory to Cove Kaz, evidencing the satisfaction of the conditions to closing set forth in clauses (f) through (i) of Section 3.5.

(b) Deliveries by Cove Kaz, KRLLC and SKBL Merger Sub. Cove Kaz, KRLLC and SKBL Merger Sub shall deliver or cause to be delivered to SKBL the following:

(1)	duly executed copies of the Additional Agreements to which Cove Kaz, KRLLC and/or any of their respective Affiliates or members is a party;

(2)	duly executed copies of the SKBL Plan of Merger and such other documents required to be filed with the Registrar of Companies of the Cayman Islands by Section 233 of the Cayman Companies Act;

(3)	a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver via book entry statement evidencing the issuance of (A) the Merger Consideration Shares to be issued to the SKBL Shareholders and (B) the Contribution Consideration Shares to be issued to KRLLC, with all such Consideration Shares registered in book entry form in the name of the respective recipients (the “Irrevocable Instructions”);

(4)	if applicable, evidence, satisfactory to SKBL, that all Kaz Change of Control Payments have been waived, cancelled or otherwise terminated;

(5)	the certificate required to be delivered pursuant to Section 3.5(d); and

(6)	a duly executed IRS Form W-9 from each of Cove Kaz and KRLLC.

Section 3.3 Conditions of all Parties to Close. The obligations of each Party to consummate the Transactions at the Closing are subject to the satisfaction (or waiver by SKBL and Cove Kaz) of the following conditions:

(a) Requisite Approvals. All Consents set forth on Section 3.3(a) of the Kaz Disclosure Letter shall have been obtained or made.

(b) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, or otherwise prohibits the consummation of the Transactions.

(c) SKBL Shareholder Approval. At the Special Meeting (including any postponements or adjournments thereof), the SKBL Shareholder Matters shall have been duly adopted by the SKBL Shareholders in accordance with the Cayman Companies Act, SKBL’s Organizational Documents and the rules and regulations of the Trading Market, as applicable (the “SKBL Shareholder Approval”).

(d) SKBL Merger Sub Approval. The SKBL Merger Sub Approval shall have been obtained by SKBL Merger Sub in accordance with the Cayman Companies Act, the Organizational Documents of SKBL Merger Sub, and applicable Laws.

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceedings for that purpose shall have been initiated or threatened by the SEC unless subsequently withdrawn.

(f) Listing Approval. The shares of Pubco Class A Common Stock to be issued as Merger Consideration Shares pursuant to this Agreement shall have been approved for listing on the Trading Market, subject only to the official notice of issuance, and no further action shall be required to authorize the listing of such shares of Pubco Class A Common Stock.

Section 3.4 Conditions of SKBL to Close. The obligations of SKBL to consummate the Transactions are subject to the satisfaction (or waiver by SKBL) of the following conditions:

(a) (i) Kaz Company Fundamental Representations shall be true and correct (other than de minimis inaccuracies) in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article IV and Article V (other than the Kaz Company Fundamental Representations) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Kaz Material Adverse Effect” in any such representations and warranties) in all respects as of the date of this Agreement and as of the  Closing Date as though made on and as of the  Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Kaz Material Adverse Effect.

(b) The obligations, covenants and agreements of Cove Kaz and KRLLC required to be performed at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

(c) Since the Signing Date, there shall not have occurred any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Kaz Material Adverse Effect that is continuing.

(d) SKBL shall have received a certificate, dated as of the Closing Date, and signed on behalf of Cove Kaz and KRLLC by a duly authorized officer of each of Cove Kaz and KRLLC stating that the conditions set forth in Section 3.4(a), Section 3.4(b) and Section 3.4(c) have been satisfied.

(e) The Pubco Certificate of Incorporation of Cove Kaz shall have been filed with the Secretary of State of the State of Delaware.

(f) The board of directors of Cove Kaz shall have been constituted, effective as of the Conversion Effective Time, as set forth on Schedule C.

(g) SKBL shall have received all of the documents and agreements set forth in Section 3.2(b).

Section 3.5 Conditions of Cove Kaz to Close. The obligations of Cove Kaz, KRLLC and SKBL Merger Sub to consummate the Transactions are subject to the satisfaction (or waiver by Cove Kaz and KRLLC) of the following conditions:

(a) (i) The SKBL Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article VI and Article VII (other than the SKBL Fundamental Representations) shall be true and correct in all respects (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “SKBL Material Adverse Effect“ in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a SKBL Material Adverse Effect.

(b) The obligations, covenants and agreements of SKBL required to be performed at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

(c) Since the Signing Date, there shall not have occurred any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, an SKBL Material Adverse Effect that is continuing.

(d) Cove Kaz and KRLLC shall have received a certificate, dated as of the Closing Date, and signed on behalf of SKBL by a duly authorized officer of SKBL stating that the conditions set forth in Section 3.5(a), Section 3.5(b), and Section 3.5(c) have been satisfied.

(e) Cove Kaz and KRLLC shall have received all of the documents and agreements set forth in Section 3.2(a).

(f) The SKBL Note Conversion shall have occurred.

(g) The Warrant Exchange shall have occurred.

(h) As of the Closing Date, SKBL shall have no less than US$50,000,000 of net proceeds from the PIPE Financing remaining available in the bank accounts of SKBL, reduced by any amounts that have or may be loaned by SKBL to a Kaz Company.

(i) SKBL (i) shall have disposed, in a manner reasonably satisfactory to Cove Kaz, of its Hong Kong legacy business and (ii) shall have no operations or business in Hong Kong or China or liabilities related thereto (the “HK Disposition”).

(j) (i) The Reemag Disposition shall have occurred prior to the earlier of (A) the Closing and (B) November 26, 2026 and (ii) following the Reemag Disposition, SKBL shall not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE KAZ COMPANIES

Except as set forth in the corresponding sections of the disclosure letter delivered by Cove Kaz and KRLLC to SKBL concurrently with the execution of this Agreement (the “Kaz Disclosure Letter”), it being agreed that disclosure of any item in any section of the Kaz Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on the face of such disclosure, Cove Kaz represents and warrants to SKBL as follows as of (i) solely with respect to Section 4.1, Section 4.2, Section 4.3(a), Section 4.5(a), Section 4.29 and Section 4.30, the Signing Date and (ii) with respect to all representations and warranties set forth in this Article IV, the Closing Date:

Section 4.1 Organization and Qualification. Each Kaz Company is an entity duly incorporated, formed or otherwise organized, validly existing and in good standing, where applicable, under the Laws of the jurisdiction of its incorporation, formation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each Kaz Company is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Kaz Material Adverse Effect. No Kaz Company is in violation or default in any material respect of any of the provisions of its respective Organizational Documents. Each Kaz Company has provided SKBL with accurate and complete copies of its Organizational Documents.

Section 4.2 Authorization; Enforcement. Cove Kaz has the requisite limited liability company power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents, and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Cove Kaz, and each of the other Transaction Documents to which Cove Kaz is or will become a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Cove Kaz, and no further action is required by Cove Kaz in connection herewith or therewith other than the Cove Kaz Required Approvals. This Agreement and each other Transaction Document to which Cove Kaz is or shall become a party have been (or upon delivery shall have been) duly executed by Cove Kaz and, when delivered in accordance with the terms hereof and thereof, and assuming this Agreement and such Transaction Documents constitute legal, valid, and binding obligations of the other parties hereto and thereto, as applicable, shall constitute valid and binding obligations of Cove Kaz, enforceable against Cove Kaz in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.3 Non-Contravention. The execution, delivery, and performance by Cove Kaz of this Agreement and the other Transaction Documents to which it is or will become a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (a) conflict with, result in a breach of, or violate any provision of the Organizational Documents of the Kaz Companies; (b) conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Kaz Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration, or cancellation (with or without notice, lapse of time, or both) of any agreement, credit facility, debt, or other Contract by which any Kaz Company or any property or asset of any Kaz Company is bound or affected; or (c) subject to receipt of the Cove Kaz Required Approvals and other consents set forth in Section 4.3 of the Kaz Disclosure Letter, conflict with or result in a violation of any Law or any Order to which a Kaz Company is subject or by which any property or asset of such Kaz Company is bound or affected except, in the case of each of clauses (b) and (c), as would not be material to, or reasonably be expected to be material to, the Kaz Companies, taken as a whole.

Section 4.4 Filings, Consents and Approvals. Assuming the representations and warranties of SKBL contained in this Agreement are true, correct and complete and except as may result from any facts or circumstances relating solely to SKBL or its Affiliates, no Kaz Company is required to obtain any Consent or Order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Cove Kaz of this Agreement or any other Transaction Documents, other than (a) the Consents set forth in Section 4.4 of the Kaz Disclosure Letter (collectively, the “Cove Kaz Required Approvals”), (b) the filing of the SKBL Plan of Merger and such other documents as required by Section 233 of the Cayman Companies Act with the Registrar of Companies of the Cayman Islands in accordance with the Cayman Companies Act and (c) any Consents, the absence of which would not be material to the Kaz Companies, taken as a whole.

Section 4.5 Capitalization.

(a) Section 4.5(a) of the Kaz Disclosure Letter sets forth each Subsidiary of Cove Kaz and each Subsidiary of KCMLLP as of the Signing Date. All of the issued and outstanding Equity Interests of the Kaz Companies (i) have been duly authorized and validly issued in accordance with all Laws, (ii) are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and (iii) are free and clear of all Liens (other than transfer restrictions under applicable securities laws and their respective Organizational Documents). Section 4.5(a) of the Kaz Disclosure Letter sets forth a true, correct, and complete list, as of the date of this Agreement, of all Equity Interests of each Kaz Company that are authorized, issued, or outstanding (or set aside for issuance), and the record owners of such Equity Interests. Except as set forth in Section 4.5(a) of the Kaz Disclosure Letter, there are no other authorized, issued or outstanding Equity Interests of the Kaz Companies.

(b) As of the Signing Date, no Kaz Company has any stock option or other equity incentive plans. There are no voting trusts, proxies, shareholder agreements, registration rights agreements, or any other Contracts with respect to the voting, redemption, sale, transfer, repurchase, or other disposition of any Equity Interests of any Kaz Company. Except as set forth in the Organizational Documents of the applicable Kaz Company, there are no outstanding contractual obligations of such Kaz Company to issue, deliver, or sell, purchase, acquire, or redeem, or cause to be issued, delivered, sold, purchased, acquired, or redeemed, additional Equity Interests, or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any Person other than a Kaz Company, nor has such Kaz Company granted any registration rights to any Person with respect to its Equity Interests. All of the issued and outstanding Equity Interests of each Kaz Company have been granted, offered, sold and issued in material compliance with all applicable Laws and its Organizational Documents. As a result of the consummation of the Transactions, no rights in connection with any interests, warrants, rights, options or other securities of any Kaz Company will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.6 Material Contracts.

(a) Section 4.6(a) of the Kaz Disclosure Letter sets forth a true, correct, and complete list of, and each Kaz Company has made available to SKBL (including written summaries of oral Contracts), true, correct, and complete copies of, each Contract to which any Kaz Company is a party or by which any of them or their assets are bound (each such Contract required to be set forth in Section 4.6(a) of the Kaz Disclosure Letter, a “Kaz Material Contract”):

(i) that contains covenants that limit the ability of any Kaz Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) that relates to the formation, creation, operation, management or control of any joint venture, strategic alliance, collaboration, revenue sharing, partnership, limited liability company or other similar Contract;

(iii) under which any Kaz Company has borrowed any money from, or issued any note, bond, debenture, or other evidence of indebtedness to, or otherwise incurred any indebtedness from, any Person, including the Cove Kaz Promissory Notes);

(iv) under which (A) any Person, other than any Kaz Company, has directly or indirectly guaranteed indebtedness of any Kaz Company, (B) any Kaz Company has directly or indirectly guaranteed indebtedness of any Person, other than any Kaz Company, or (C) a Lien securing indebtedness has been placed on any asset of any Kaz Company;

(v) that, directly or indirectly, provides for any Kaz Company to make or to be required to make any advance, loan, extension of credit, capital contribution, or other investment in any Person;

(vi) that relates to any merger, consolidation, business combination or similar transaction with any other Person, or the acquisition or disposition of any Equity Interests, assets, or properties of any other Person or its business, or any Equity Interests, assets, or properties of any Kaz Company;

(vii) that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by any Kaz Company under such Contract or set of related Contracts of at least $25,000 per year or $50,000 over the life of such Contracts; including, without limitation, the Severniy Purchase Agreement and all other material Contracts relating to the Severniy Transaction;

(viii) pursuant to which any Kaz Company has been granted by a Third Party any license, covenant not to sue, immunity, or right or authorization to use or otherwise exploit any Intellectual Property, excluding (A) non-exclusive licenses of Intellectual Property that are incidental to a Contract pursuant to which such licenses are granted (“Kaz Incidental Licenses”); (B) invention assignment or similar agreements; and (C) “shrink wrap,” “click wrap,” or other standard terms for a license fee, royalty, or other consideration of no more than $10,000;

(ix) pursuant to which any Kaz Company has (A) acquired from any Third Party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any Third Party any ownership right to any material Intellectual Property, excluding Contributor Agreements;

(x) pursuant to which any Kaz Company has granted to any Third Party any license, right, immunity or authorization to use or otherwise exploit any Kaz Company Intellectual Property, excluding Kaz Incidental Licenses;

(xi) that obligates any Kaz Company to provide continuing indemnification or a guarantee of obligations of a Third Party after the Signing Date, except for Contracts entered into in the ordinary course of business consistent with past practice the primary purpose of which is not indemnification;

(xii) that provides for payments to be made by any Cove Kaz Company or any of their respective successors upon or as a result of the transactions contemplated by this Agreement and other Transaction Documents (“Kaz Change of Control Payments”);

(xiii) that is each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of any Kaz Company who receives annual base cash salary of $50,000 or more;

(xiv) that is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xv) other than under its Organizational Documents or the Transaction Documents, that is between (A) a Kaz Company, on the one hand, and (B) (I) any manager, director, officer or employee (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) of any Kaz Company or (II) any Key Kaz Member or its Affiliates, in each case, on the other hand;

(xvi) that obligates any Kaz Company to make any capital commitment or expenditure in excess of $25,000, individually or in the aggregate;

(xvii) that grants any Person a standstill, the right of first refusal, the right of first offer, or the right of first negotiation, or contains any “most favored nations,” or similar right with respect to any properties, assets, or businesses of any Kaz Company;

(xviii) that relates to the resolution or settlement of any past, pending or threatened Action; or

(xix) that provides another Person (other than another a manager, director or officer of any Kaz Company) with a power of attorney;

(xx) that is any Contract with any Governmental Authority;

(xxi) under which any Kaz Company leases, subleases or licenses any real property (whether as lessor or lessee), including the Kaz Real Property Leases;

(xxii) that is any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment banks; and

(xxiii) that is otherwise not entered into in the ordinary course of business and that is material to the Kaz Companies or their financial condition or results of operations.

(b) Except where the failure, individually or in the aggregate, would not reasonably be expected to be material to the Kaz Companies, taken as a whole, with respect to each Kaz Material Contract, (i) such Kaz Material Contract is valid and binding and enforceable against such Kaz Company and, to the Knowledge of Kaz Companies, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no such Kaz Company nor, to the Knowledge of Cove Kaz, any other party thereto, is in breach or violation of, or in default under, any Kaz Material Contract, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a breach or default by such Kaz Company or such other party thereto, or permit termination or acceleration by the other party thereto, under such Kaz Material Contracts; and (iii) as of the Signing Date, no Kaz Company has received or served any notice of termination or cancellation under any Kaz Material Contract, nor has any Kaz Company received or given any notice of breach or default in any material respect under any Kaz Material Contract, which breach or default has not been cured, or any notice of intent to seek amendment of any Kaz Material Contract.

Section 4.7 Litigation. Except as set forth in Section 4.7 of the Kaz Disclosure Letter, since January 1, 2025, there have not been any, and there are currently no, pending or, to the Knowledge of the Kaz Companies, threatened Actions (a) against or affecting the Kaz Companies or any of their respective properties, assets, or businesses, or (b) that adversely affect or challenge the legality, validity, or enforceability of any of the Transactions. Neither any property or asset of any Kaz Company nor any Kaz Company itself is subject to any Order.

Section 4.8 Labor Relations. No labor dispute exists or, to the Knowledge of the Kaz Companies, is imminent with respect to any of the employees of the Kaz Companies, which would reasonably be expected to be material to the Kaz Companies, taken as a whole. No employee of a Kaz Company is a member of a union that relates to such employee’s relationship with such Kaz Company, and no Kaz Company is a party to a collective bargaining agreement. To the Knowledge of the Kaz Companies, no executive officer of a Kaz Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject a Kaz Company to any Liability with respect to any of the foregoing matters. Each Kaz Company is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, statutory social insurances and housing funds, and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Kaz Material Adverse Effect.

Section 4.9 Compliance. (a) No Kaz Company is in violation of any Order applicable to such Kaz Company or any assets owned or used by it; (b) each Kaz Company is, and since January 1, 2021 have been, in compliance with all applicable Laws in all material respects; (c) no Kaz Company has received any written or, to the Knowledge of the Kaz Companies, oral communication since January 1, 2021 alleging that any Kaz Company is not in compliance in any material respect with any Law or any Order; and (d) no Kaz Company has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.

Section 4.10 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Kaz Companies, taken as a whole:

(a) each Kaz Company complies and has complied with all applicable Environmental Laws;

(b) each Kaz Company possesses all material permits required under Environmental Laws for their respective operations as currently conducted, and, to the Knowledge of the Kaz Companies, such permits are in full force and effect;

(c) no Kaz Company has received any notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Materials;

(d) to the Knowledge of the Kaz Companies, no condition exists on any property owned or operated by a Kaz Company or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to Hazardous Materials matters or Environmental Laws; and

(e) to the Knowledge of the Kaz Companies, the Transactions do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 4.11 Regulatory Permits. Each Kaz Company possesses all certificates, licenses, authorizations, filings, privileges, registrations, exemptions, certifications, approvals, and permits issued by the Governmental Authorities necessary to conduct its business (“Material Permits”), except where the failure to possess such Material Permits would not reasonably be expected to be material to the Kaz Companies, taken as a whole. All such Material Permits are validly held by, binding on, and in full force and effect with respect to the applicable Kaz Company and such Kaz Company has complied in all respects with all terms and conditions thereof, in each case, except for any such invalidity or non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to the Kaz Companies, taken as a whole. No Kaz Company is in violation in any material respect of the terms of any Material Permit and since January 1, 2025, no Kaz Company has received any written notice of any Actions relating to the revocation or material modification of any Material Permit and, to the Knowledge of the Kaz Companies, no circumstances exist which would be reasonably likely to result in such revocation or modification.

Section 4.12 Title to Assets; Sufficiency of Assets.

(a) Section 4.12(a) of the Kaz Disclosure Letter contains a complete and accurate list of all premises currently leased or subleased by the Kaz Companies for the operation of the business of the Kaz Companies, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments thereof (collectively, the “Kaz Real Property Leases”). The Kaz Companies have provided to SKBL a true and complete copy of each of Kaz Real Property Leases. Kaz Real Property Leases are valid, binding and enforceable against the applicable Kaz Company, and, to the Knowledge of the Kaz Companies, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Kaz Companies, no event has occurred which would constitute a material default on the part of a Kaz Company or any other party under any of Kaz Real Property Leases. No Kaz Company owns, or is a party to any Contract, purchase option, right of first refusal or other contractual rights to buy or sell, any real property or any interest in real property (other than the leasehold interests in Kaz Real Property Leases). The Kaz Companies have good and marketable title in all personal property owned by them that is material to the business of a Kaz Company, in each case free and clear of all Liens, except for the Permitted Liens.

(b) The Kaz Companies will own or have the right to use, and have good and marketable title to (or a valid leasehold interest in or licenses to) all of the assets and properties necessary to conduct their respective businesses following the Closing in materially the same manner as their businesses are conducted on the Signing Date, assuming the Cove Kaz Required Approvals have been obtained. The assets, properties, and rights owned, leased, or used by the Kaz Companies constitute all of the assets, properties, and rights necessary for the continued operation of the businesses of the Kaz Companies as currently conducted.

Section 4.13 Intellectual Property.

(a) Each Kaz Company has all rights, title, and interest in and to Kaz Company Intellectual Property. Section 4.13(a) of the Kaz Disclosure Letter contains a true, complete, and accurate list of (i) all material patents, registered Trademarks, registered copyrights, registered designs, domain names, and applications for any of the foregoing, in each case, owned or filed by a Kaz Company, all of which is valid, enforceable, and subsisting; and (ii) material unregistered Software, material unregistered Trademarks, and material social media accounts, in each case, that are Kaz Company Intellectual Property. No Kaz Company is subject to any outstanding Order that would materially restrict its use or ownership of any Intellectual Property, or would impair the validity or enforceability of any Kaz Company Intellectual Property.

(b) Except as has not been and would not be, individually or in the aggregate have a Kaz Material Adverse Effect, no Kaz Company has received any notice (written or otherwise, including any invitation to license or request or demand that a Kaz Company refrain from using any Intellectual Property rights of any Person) either, (A) alleging any such infringement, misappropriation, dilution, or other violation, or (B) challenging or contesting the use, ownership, validity or enforceability of any Kaz Company Intellectual Property and, in each case, there is no valid basis therefor, within two (2) years from the date of this Agreement. Except as has not been and would not be, individually or in the aggregate have a Kaz Material Adverse Effect, no Kaz Company, since the date of the latest financial statements provided to SKBL, (i) has received a written notice of Action alleging that a Kaz Company has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Third Party or contesting the use, validity, enforceability, or ownership of any Kaz Company Intellectual Property; or (ii) infringed upon, misappropriated, conflicted with, or otherwise violated any Intellectual Property rights of any Person, except as would not reasonably be expected to have a Kaz Material Adverse Effect. The Kaz Companies, the conduct of their respective businesses, and the use of Kaz Company Intellectual Property have not, in the past six (6) years, infringed, misappropriated, diluted, or otherwise violated, and do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any Third Party. Each Kaz Company has taken commercially reasonable and adequate security measures to protect and preserve the secrecy, confidentiality and value of all Kaz Company Intellectual Property, including any material Trade Secrets held by or for their respective businesses.

(c) The Kaz Companies (i) are the exclusive owners of and possess all right, title, and interest in and to all material Kaz Company Intellectual Property, free and clear of all Liens, or (ii) possesses valid licenses or otherwise has the valid rights to use, sell, or license (as used, sold or licensed in their respective businesses) all material Intellectual Property that are not Kaz Company Intellectual Property, and all material Kaz Company IT Systems used in or necessary for the conduct of the respective business.

(d) Except as has not been and would not be, individually or in the aggregate have a Kaz Material Adverse Effect, all Persons who have been retained or employed by a Kaz Company, as applicable (including any or all present or former employees, officers, directors or contractors of or to the Kaz Companies) who have been privy to any Trade Secrets of any Kaz Company, or who have participated in the creation or development of any Intellectual Property for or on behalf of a Kaz Company have executed and delivered to the applicable Kaz Company a valid and enforceable written agreement in substantially the same form made available to SKBL: (i) obligating such Person to preserve and protect the confidentiality and value of such Trade Secrets; and (ii) validly and presently assigning to the applicable Kaz Company all of such Person’s right, title, and interest in and to such Intellectual Property to the applicable Kaz Company (or all such right, title, and interest vested in Cove Kaz as a matter of Law). To the Knowledge of the Kaz Companies, no Person is in breach of any such agreement.

(e) No funding, facilities or resources of any Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any material Kaz Company Intellectual Property.

(f) None of the Proprietary Software is subject to any Copyleft Terms. The source code and system documentation relating to all Proprietary Software have been maintained in strict confidence and have been disclosed by a Kaz Company only to its employees who “need to know” the contents thereof in connection with the performance of their duties and who have executed valid written and enforceable agreements sufficiently protecting the value and confidentiality thereof. No Person other than Cove Kaz possesses, or has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of such source code or system documentation.

(g) Except as has not been and would not, individually or in the aggregate have a Kaz Material Adverse Effect, neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby shall, with or without notice or lapse of time, result in any loss of right of a Kaz Company, including granting any Third Party the right or option to cause or declare: (i) the disclosure to a third Person of any Proprietary Software’s source code; (ii) a loss of, or Lien on, any Kaz Company Intellectual Property; (iii) the grant, assignment, or transfer to any other Person of any license, immunity, covenant not to assert, or complete, or other right, title or, interest in or to any Kaz Company Intellectual Property or any Intellectual Property owned or otherwise controlled by SKBL or any of its Subsidiaries; or (iv) any Kaz Company or any of its respective Subsidiaries or Affiliates being bound by, or subject to, any license, covenant not to assert, non-compete or other restriction on the ownership or use of any Intellectual Property.

(h) Except as has not been and would not be, individually or in the aggregate have a Kaz Material Adverse Effect, Kaz Company IT Systems (i) are reasonably sufficient for the current and anticipated needs of its respective business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner; (ii) operate and perform in all material respects as required by the operation of Cove Kaz; (iii) together with the Proprietary Software do not contain any “back door”, “time bomb”, “virus”, “Trojan horse”, “worm”, “drop dead device”, or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of data, Kaz Company IT Systems, or Software or could reasonably be expected to adversely impact the confidentiality, integrity and availability of the information technology systems, applications and software; and (iv) have not, in the prior three (3) years, suffered any material (A) security breaches or unauthorized access to Kaz Company IT Systems that adversely affected Kaz Company IT Systems or the information stored thereon; or (B) failure or malfunction, except such malfunctions that have been remediated in all material respects. Cove Kaz has implemented commercially reasonable backup, anti-virus, malware protection, server patch, intrusion detection, and disaster recovery technology, policies and procedures and all other security and incident detection and response measures, in each case, consistent with applicable regulatory standards and industry best practices.

Section 4.14 Insurance. Section 4.14 of the Kaz Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Kaz Companies as of the date of this Agreement. Correct and complete copies of such insurance policies have been made available to SKBL. With respect to each such insurance policy listed on Section 4.14 of the Kaz Disclosure Letter, as of the Signing Date: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (b) no Kaz Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Kaz Companies, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, and (c) no written notice of cancellation or termination has been received other than in connection with ordinary renewals. Since January 1, 2025, no insurance carrier on any such policy has denied coverage for any material claim asserted by any Kaz Company. As of the Signing Date, no Kaz Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 4.15 Investment Company. No Kaz Company is, and immediately prior to the Closing, shall be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 Taxes.

(a) Each Kaz Company has (i) prepared and filed all income Tax Returns and all other material Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are true, correct, and complete in all material respects and (ii) paid all material Taxes required to have been paid by or with respect to it regardless of whether shown on a Tax Return. All material Taxes incurred but not yet due and payable have been properly accrued on the books and records of the applicable Kaz Company.

(b) Each Kaz Company has timely withheld or collected and paid or remitted to the appropriate Governmental Authority all material amounts required to have been withheld or collected and paid or remitted in connection with amounts paid or owing to any current or former employee, officer, director, consultant, independent contractor, equity interest holder, or other third-party.

(c) No Kaz Company is currently the subject of an audit, examination, or other Action or has been informed in writing of the commencement or anticipated commencement of any audit, examination, or other Action, in each case, with respect to any material Taxes or material Tax Return that has not been fully resolved, settled, or otherwise completed. No written claim or deficiency has been asserted or assessed by any Governmental Authority against any Kaz Company for any material amount of Taxes that has not been paid or settled in full.

(d) No Kaz Company has consented to extend or waive the statute of limitations in which any material Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect. No Kaz Company has requested any extension of time within which to file any material Tax Return (other than automatic extensions not requiring the consent of the applicable Governmental Authority), which Tax Return has since not been filed.

(e) No Kaz Company will be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of: (i) any change in accounting method or adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), executed on or prior to the Closing Date, (iii) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing or (v) an installment sale or open transaction made prior to the Closing.

(f) No Kaz Company has any written requests for any private letter ruling, administrative relief or technical advice pending with any Governmental Authority that relates to Taxes or Tax Returns of a Kaz Company.

(g) No Kaz Company is engaged in, or has been a party, to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(h) There are no Liens for material Taxes on any assets of any Kaz Company other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, no Kaz Company has been a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(j) No Kaz Company (i) has been a member of an affiliated group filing a consolidated, combined, unitary or other group Tax Return or (ii) has any liability for the Taxes of any Person (other than a Kaz Company) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k) No Kaz Company has ever been resident for Tax purposes in a country other than its jurisdiction of incorporation. No Kaz Company conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), operates or conducts business through any branch or is otherwise subject to taxation, in each case, in any country other than the country of its formation.

(l) No Kaz Company is, or has ever been, or owns, or ever owned, any “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code, and no Kaz Company expects to be classified as a PFIC in the year of the Closing Date.

(m) No Kaz Company is, or has been, a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(n) Each Kaz Company is classified for U.S. federal income tax purposes as set forth in the Kaz Disclosure Letter and no such entity has made an inconsistent or contrary entity classification election.

(o) Each Kaz Company has complied in all material respects with all applicable transfer pricing Laws.

(p) No Kaz Company has taken or agreed to take any action, and is not aware after reasonable diligence, of the existence of any facts or circumstances that could reasonably be expected to prevent the Contributions, when taken together, from qualifying for the Intended Tax Treatment.

(q) Neither Cove Kaz, KCMLLP nor KRLLC owns any “United States real property interests” as defined in Section 897(c) of the Code.

(r) KCMLLP is, and always has been, a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.17 Foreign Corrupt Practices. No Kaz Company, nor any director, officer, employee, agent or other person acting on behalf of such Kaz Company, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by such Kaz Company (or made by any person acting on its behalf of which such Kaz Company is aware) which is in violation of Law, or (d) violated any provision of the U.S. Foreign Corrupt Practices Act, as amended to date (the “FCPA”) or any other applicable anti-corruption or anti-bribery law in any jurisdiction (collectively and together with the FCPA, “Anti-Corruption Laws”). No Action involving the Kaz Companies with respect to any of the foregoing is pending or, to the Knowledge of the Kaz Companies, threatened. The Kaz Companies maintain in effect policies and procedures designed to ensure compliance by the Kaz Companies and their directors, officers, employees, agents and other persons acting on behalf of such Kaz Companies with Anti-Corruption Laws.

Section 4.18 Acknowledgment of Kaz Companies. Cove Kaz acknowledges and agrees that, to the Knowledge of the Kaz Companies, SKBL is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. Cove Kaz further acknowledges that, to the Knowledge of the Kaz Companies, SKBL is not acting as a financial advisor or fiduciary of any Kaz Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by SKBL or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to SKBL’s entering into the Transactions.

Section 4.19 Cybersecurity. Except as set forth in Section 4.19 of the Kaz Disclosure Letter, and except as would not reasonably be expected to be material to the Kaz Companies, taken as a whole: (a) there has been no material security breach of or relating to any Kaz Company’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors, and any third-party data maintained by or on behalf of it), equipment, or technology (collectively, “IT Systems and Data”); (b) no Kaz Company has been notified of any material security breach to its IT Systems and Data; (c) each Kaz Company is presently in compliance with all applicable Laws, internal policies, and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation, or modification, except as would not, individually or in the aggregate, have a Kaz Material Adverse Effect; (d) each Kaz Company has implemented and maintained commercially reasonable safeguards designed to maintain and protect its material confidential information and the integrity, continuous operation, redundancy, and security of all IT Systems and Data; and (e) each Kaz Company has implemented commercially reasonable backup and disaster recovery technology.

Section 4.20 Money Laundering. The operations of the Kaz Companies are and, since January 1, 2021, have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Authority involving any Kaz Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Kaz Companies, threatened.

Section 4.21 Transactions with Affiliates and Employees. Except for any at-will employment agreements entered into in the ordinary course of business consistent with past practice, (a) there are no Contracts, Actions, transactions, or other arrangements between any Kaz Company, on the one hand, and any Key Kaz Member, KRLLC, or any of their respective Affiliates, or any officer, manager, director, or employee of the foregoing, on the other hand, and (b) no director, manager, or officer of any Key Kaz Member, KRLLC, or any of their respective Affiliates has any ownership interest in any asset of the businesses of the Kaz Companies (other than in connection with such Person’s ownership of Equity Interests in the Kaz Companies).

Section 4.22 Indebtedness.Section 4.22 of the Kaz Disclosure Letter sets forth all Indebtedness of the Kaz Companies, except as would not be material in the aggregate.

Section 4.23 Absence of Certain Changes.

(a) From December 31, 2025 to the Signing Date, there has not been any Kaz Material Adverse Effect.

(b) Except as expressly contemplated by the Transaction Documents, since December 31, 2025, the Kaz Companies (i) have, in all material respects, conducted their businesses and operated their properties in the ordinary course of business consistent with past practice and (ii) have not taken any action that would violate Section 8.1 if such action had been taken after the date of this Agreement.

Section 4.24 Employee Benefit Plans. Section 4.24(a) of the Kaz Disclosure Letter contains a complete, correct and current list of each Kaz Benefit Plan and each Multiemployer Plan. Section 4.24(a) of the Kaz Disclosure Letter separately identifies each Kaz Benefit Plan that is (i) a Title IV Plan, (ii) a Multiple Employer Plan or (iii) a Multiemployer Plan.

(a) With respect to each Kaz Benefit Plan, Cove Kaz has provided to SKBL a complete, correct and current copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the Kaz Benefit Plan and all amendments thereto; (ii) any related trust agreement or other funding instrument; (iii) the most recent IRS determination or opinion letter, if applicable; (iv) the most recent summary plan description, summary of material modifications and all other written communications (or a description of all oral communications) by Kaz or any of its Subsidiaries to their respective Service Providers concerning the extent of the benefits provided under a Kaz Benefit Plan; (v) a summary of any proposed amendments or changes anticipated to be made to the Kaz Benefit Plans at any time within the 12 months immediately following the date of this Agreement; (vi) for the three most recent years (A) Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports; and (vii) for the three most recent years, all correspondence with the Internal Revenue Service (the “IRS”), the United States Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”) or the Securities and Exchange Commission (the “SEC”) and any other Governmental Authority regarding the operation or the administration of any Kaz Benefit Plan.

(b) Except as disclosed in Section 4.24(c) of the Kaz Disclosure Letter: (i) each Kaz Benefit Plan has been established, administered, and funded in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of any applicable collective bargaining agreement; (ii) with respect to each Kaz Benefit Plan, Kaz and each of its Subsidiaries is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of any applicable collective bargaining agreement; (iii) with respect to each Kaz Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis; (iv) each Kaz Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Kaz Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code (or such Kaz Benefit Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan) and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification; (v) no Service Provider has been improperly excluded from participation in any Kaz Benefit Plan, and neither Kaz nor any of its Subsidiaries has any direct or indirect Liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer; (vi) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Kaz Benefit Plan; (vii) to the Knowledge of Kaz, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Kaz Benefit Plan; (viii) any bonding required with respect to the Kaz Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect; (ix) no Kaz Benefit Plan provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002) and (x) all obligations of Cove Kaz and its Subsidiaries under or in respect of the Statutory Plans have been satisfied, and there are no outstanding defaults or violations thereunder by Cove Kaz or any of its Subsidiaries.

(c) Neither Cove Kaz nor any of its Subsidiaries has incurred any current or projected Liability in respect of post-employment health, medical or life insurance benefits for any Service Provider, except as may be required under the COBRA, and at the expense of such Service Provider. Any plan disclosed on Section 4.24(d) of the Kaz Disclosure Letter may be amended in any manner or terminated without Liability to Kaz or any of its Subsidiaries. There has been no communication to any Service Provider by Cove Kaz or any of its Subsidiaries that could reasonably be interpreted to promise or guarantee such Service Provider health, medical or life insurance benefits on a permanent basis.

(d) None of Cove Kaz, its Subsidiaries or any of their respective ERISA Affiliates contributes to or has in the past six years maintained, sponsored, contributed to, or had any obligation to maintain, sponsor or contribute to, or had any Liability or obligation in respect of, any “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, or any plan subject to Section 412 of the Code or Section 302 of ERISA.

(e) No Kaz Benefit Plan is a Multiemployer Plan or Multiple Employer Plan and none of Cove Kaz, its Subsidiaries or any of their respective ERISA Affiliates has at any time sponsored or contributed to, or had any obligation to sponsor or contribute to, or had any Liability or obligation in respect of, any Multiemployer Plan or Multiple Employer Plan.

(f) None of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in (i) any of the following with respect to any Service Provider: (A) severance pay upon any termination of employment or service after the date of this Agreement, or any increase thereof; (B) any payment, compensation or benefit becoming due, or any increase thereof; (C) the acceleration of the time of payment or vesting of any payment, compensation or benefit; and (D) any funding (through a grantor trust or otherwise) of any compensation or benefit; (ii) any other Liability or obligation pursuant to any of the Kaz Benefit Plans; (iii) any limitation or restriction on the right of Cove Kaz’s or any Subsidiary’s ability to merge, amend or terminate any of the Kaz Benefit Plans; or (iv) the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Cove Kaz has made available to SKBL the “base amount” for each “disqualified individual” and a reasonable estimate of potential “parachute payments” such person could receive (each as defined in Section 280G of the Code). Neither Cove Kaz nor any of its Subsidiaries is a party to or has any obligation under any Kaz Benefit Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.

(g) With respect to any Kaz Benefit Plan, (i) no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, liens, lawsuits, claims or complaints, (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other Governmental Authority is pending, in progress or threatened (including any routine requests for information from the PBGC) and (v) there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Kaz Benefit Plan.

Section 4.25 Accredited Investors. Each holder of Cove Kaz Equity Securities is an “accredited investor,” as such term is defined in Section 501 of Regulation D promulgated under the Securities Act. Cove Kaz has taken reasonable measures to confirm the accuracy of the prior sentence.

Section 4.26 Certain Fees. No Kaz Company has employed or engaged any broker or finder in connection with the transactions contemplated by the Transaction Documents and no brokerage, finder’s or other fees or commissions are or will be due and owing by or on behalf of any Kaz Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions contemplated by the Transaction Documents.

Section 4.27 Certain Business Practices. Since January 1, 2021, the operations of the Kaz Companies are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, that have jurisdiction over the Kaz Companies, and no Action involving the Kaz Companies with respect to any of the foregoing is pending or, to the Knowledge of the Kaz Companies, threatened that would reasonably be expected to, individually or in the aggregate, have a Kaz Material Adverse Effect on the Kaz Companies.

Section 4.28 Sanctions; Export-Import Laws.

(a) No Kaz Company, nor any director, officer, agent, employee, Representative or Affiliate thereof, is or has been a Person that is, or is owned or controlled by one or more Person(s) that are: (i) the subject of any Sanctions; (ii) the target of Sanctions or identified on the U.S. Department of the Treasury’s Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List or other Sanctions-related list of designated persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control; or (iii) located, organized or resident in a country or territory that is the subject of Sanctions (including the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea and previously Syria (before July 1, 2025) (“Sanctioned Country”)) (and together with (i) and (ii), a “Sanctioned Person”).

(b) Neither a Kaz Company, nor any director, officer, agent, employee, Representative or Affiliate thereof, is subject to debarment or any list-based designations under the applicable laws and regulations relating to the export, reexport, transfer, or import of products, software or technology (“Export-Import Laws”).

(c) Each Kaz Company shall not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available any proceeds to any Subsidiary, joint venture partner, or other Sanctioned Person: (i) to fund or facilitate any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Country, in violation of applicable Sanctions; or (ii) in any other manner that would result in a violation of applicable Sanctions by any Sanctioned Person (including any Sanctioned Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(d) Each Kaz Company has not engaged in, is not now engaged in, and shall not engage in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Country, except as permitted by Sanctions. The Kaz Companies are in compliance with Sanctions and Export-Import Laws.

(e) The Kaz Companies have (1) secured and maintained all necessary permits, registrations, or other authorizations under Export-Import Laws and (2) not been the subject of investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Export-Import Laws, and have not been notified of any such pending or threatened actions. No Kaz Company, nor any of its directors, officers, managers, employees, agents, or Representatives has engaged in conduct, activity or practices that would constitute a violation of any Sanctions or Export-Import Laws.

Section 4.29 No Other Representations or Warranties. Each of Cove Kaz and KRLLC acknowledges and agrees that, except for the representations and warranties of SKBL set forth in this Article VI or Article VII and in any certificate delivered by SKBL to Cove Kaz and KRLLC pursuant to Section 3.5(d), or as otherwise provided in any other Transaction Document, neither Cove Kaz nor KRLLC nor any of their respective Affiliates or Representatives is relying on any other representation or warranty of SKBL. Except for the representations and warranties of SKBL set forth in this Article VI or Article VII and in any certificate delivered by SKBL to Cove Kaz and KRLLC pursuant to Section 3.5(d), or as otherwise provided in any other Transaction Document, each of Cove Kaz and KRLLC acknowledges and agrees that neither SKBL nor any of their respective Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to SKBL.

Section 4.30 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV and Article V, Cove Kaz and KRLLC hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Kaz Companies, KRLLC and their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SKBL or any of its Representatives by, or on behalf of, the Kaz Companies and KRLLC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of Cove Kaz or KRLLC nor any other Person on behalf of Cove Kaz or KRLLC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SKBL or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Kaz Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SKBL or any of its Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article V

REPRESENTATIONS AND WARRANTIES OF KRLLC

Except as set forth in the corresponding sections of the Kaz Disclosure Letter, it being agreed that disclosure of any item in any section of the Kaz Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on the face of such disclosure, KRLLC represents and warrants to SKBL as follows as of (i) solely with respect to Section 5.1, Section 5.2, Section 5.3, Section 5.6, the Signing Date and (ii) with respect to all representations and warranties set forth in this Article V, the Closing Date:

Section 5.1 Organization and Qualification. KRLLC is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. KRLLC is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Kaz Material Adverse Effect.

Section 5.2 Authorization; Enforcement. KRLLC has the requisite limited liability company power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents, and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by KRLLC, and each of the other Transaction Documents to which KRLLC is or will become a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of KRLLC, and no further action is required by KRLLC in connection herewith or therewith other than the Cove Kaz Required Approvals. This Agreement and each other Transaction Document to which KRLLC is or shall become a party have been (or upon delivery shall have been) duly executed by KRLLC and, when delivered in accordance with the terms hereof and thereof, and assuming this Agreement and such Transaction Documents constitute legal, valid, and binding obligations of the other parties hereto and thereto, as applicable, shall constitute valid and binding obligations of KRLLC, enforceable against KRLLC in accordance with their terms, subject to the Enforceability Exceptions.

Section 5.3 Non-Contravention. The execution, delivery, and performance by KRLLC of this Agreement and the other Transaction Documents to which it is or will become a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with, result in a breach of, or violate any provision of the Organizational Documents of KRLLC; (ii) conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of KRLLC, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration, or cancellation (with or without notice, lapse of time, or both) of any agreement, credit facility, debt, or other Contract by which KRLLC or any property or asset of KRLLC is bound or affected; or (iii) subject to receipt of the Cove Kaz Required Approvals and other consents set forth in Section 5.3 of the Kaz Disclosure Letter, conflict with or result in a violation of any Law or any Order to which KRLLC is subject or by which any property or asset of KRLLC is bound or affected except, in the case of each of clauses (ii) and (iii), as would not be material to, or reasonably be expected to be material to, KRLLC and its Subsidiaries, taken as a whole.

Section 5.4 Filings, Consents and Approvals. Assuming the representations and warranties of SKBL contained in this Agreement are true, correct and complete and except as may result from any facts or circumstances relating solely to SKBL or any of their Affiliates, KRLLC is not required to obtain any Consent or Order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by KRLLC of this Agreement or any other Transaction Documents, other than (a) the Cove Kaz Required Approvals, and (b) any Consents, the absence of which would not be material to the Kaz Companies, taken as a whole.

Section 5.5 Litigation. Since January 1, 2025, there have not been any, and there are currently no, pending or, to the Knowledge of the Kaz Companies, threatened Actions against or affecting KRLLC that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of KRLLC to consummate the Transactions.

Section 5.6 Certain Fees. KRLLC has not employed or engaged any broker or finder in connection with the transactions contemplated by the Transaction Documents and no fee or other compensation is or will be due and owing on behalf of KRLLC to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by the Transaction Documents.

Section 5.7 Title to the KCMLLP Interests. As of the Signing Date, (a) KRLLC has legal, record and beneficial title to the KCMLLP Interests, free and clear of any and all Liens (other than transfer restrictions under applicable securities laws and the Organizational Documents of and (b) the KCMLLP Interests represent all of the Equity Interests in KCMLLP.

Section 5.8 Accredited Investors. KRLLC is an “accredited investor,” as such term is defined in Section 501 of Regulation D promulgated under the Securities Act. KRLLC has taken reasonable measures to confirm the accuracy of the prior sentence.

Article VI

REPRESENTATIONS AND WARRANTIES OF SKBL

Except as (a) set forth in the corresponding sections of the disclosure letter delivered by SKBL to Cove Kaz and KRLLC concurrently with the execution of this Agreement (the “SKBL Disclosure Letter”), it being agreed that disclosure of any item in any section of the SKBL Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on the face of such disclosure or (b) disclosed in any of the SEC Reports filed at least one day prior to the Signing Date and to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.1 (Organization and Power), Section 6.3 (Authorization; Enforcement) and Section 6.5 (Capitalization)), SKBL represents and warrants to Cove Kaz and KRLLC that:

Section 6.1 Organization and Power. SKBL is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each other SKBL Company (other than SKBL) is an entity duly incorporated, formed or otherwise organized, validly existing and in good standing, where applicable, under the Laws of the jurisdiction of its incorporation, formation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each SKBL Company is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a SKBL Material Adverse Effect, and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. No SKBL Company is in breach of, violation or default in any material respect of any of the provisions of its respective Organizational Documents. Each SKBL Company has provided Cove Kaz with accurate and complete copies of its Organizational Documents.

Section 6.2 Authorization; Enforcement. SKBL has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents, and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by SKBL, and each of the other Transaction Documents to which SKBL is or will become a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of SKBL, and no further action is required by SKBL in connection herewith or therewith other than the Consents set forth in Section 6.2 of the SKBL Disclosure Letter (collectively, the “SKBL Required Approvals”). This Agreement and each other Transaction Document to which SKBL is or shall become a party have been (or upon delivery shall have been) duly executed by SKBL and, when delivered in accordance with the terms hereof and thereof, and assuming this Agreement and such Transaction Documents constitute legal, valid, and binding obligations of the other parties hereto and thereto, as applicable, shall constitute valid and binding obligations of SKBL, enforceable against SKBL in accordance with their terms, subject to the Enforceability Exceptions. The only vote of the holders of any class or series of share capital of SKBL necessary to approve the Transactions is the SKBL Shareholder Approval.

Section 6.3 Filings, Consents and Approvals. Assuming the representations and warranties of the Kaz Companies and KRLLC contained in this Agreement are true, correct and complete and except as may result from any facts or circumstances relating solely to the Kaz Companies, KRLLC or any of their Affiliates, no SKBL Company is required to obtain any Consent or Order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by SKBL of this Agreement or any other Transaction Documents, other than (a) the Consents set forth in Section 6.3 of the SKBL Disclosure Letter, (b) the filing of the SKBL Plan of Merger and such other documents as required by Section 233 of the Cayman Companies Act with the Registrar of Companies of the Cayman Islands in accordance with the Cayman Companies Act; (c) the approval of the SKBL Shareholder Matters; (d) the obtaining of the SKBL Merger Approval and the SKBL Merger Sub Approval in accordance with the Cayman Companies Act; and (e) any Consents, the absence of which would not be material to the SKBL Companies, taken as a whole.

Section 6.4 Non-Contravention. The execution, delivery, and performance by SKBL of this Agreement and the other Transaction Documents to which it is or will become a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (a) conflict with, result in a breach of, or violate any provision of the Organizational Documents of the SKBL Companies; (b) conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any SKBL Company, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration, or cancellation (with or without notice, lapse of time, or both) of any agreement, credit facility, debt, or other contract by which any property or asset of any SKBL Company is bound or affected; or (c) subject to receipt of the SKBL Required Approvals and other consents set forth in Section 6.4 of the SKBL Disclosure Letter, conflict with or result in a violation of any Law or any Order to which a SKBL Company is subject or by which any property or asset of such SKBL Company is bound or affected except, in the case of each of clauses (b) and (c), as would not be material to, or reasonably be expected to be material to, the SKBL Companies, taken as a whole.

Section 6.5 Capitalization; Subsidiaries.

(a) All of the issued and outstanding Equity Interests of the SKBL Companies (i) have been duly authorized and validly issued in accordance with all Laws, are fully paid and nonassessable, (ii) are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and (iii) are free and clear of all Liens (other than transfer restrictions under applicable securities laws and their respective Organizational Documents). Section 6.5(a) of the SKBL Disclosure Letter sets forth a true, correct, and complete list, as of the date of this Agreement, of all Equity Interests of each SKBL Company that are authorized, issued, or outstanding, and the record owners of such Equity Interests (in the latter case, excluding the SKBL Class A Ordinary Shares). Except as set forth in Section 6.5(a) of the SKBL Disclosure Letter, there are no other authorized, issued or outstanding Equity Interests of the SKBL Companies. Section 6.5(a) of the SKBL Disclosure Letter sets forth a list of each of the direct and indirect Subsidiaries of SKBL, including its jurisdiction of formation and its authorized, issued and outstanding Equity Interests, and the holders thereof

(b) Except as indicated by an asterisk (*) in Section 6.5(a) of the SKBL Disclosure Letter, SKBL has not issued any share capital or any other Equity Interests since its most recently filed registration statement on Form F-1 under the Securities Act, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. As of the Signing Date, no SKBL Company has any stock or share option or other equity incentive plans. There are no voting trusts, proxies, shareholder agreements, registration rights agreements, or any other Contracts with respect to the voting, redemption, sale, transfer, repurchase, or other disposition of any Equity Interests of any SKBL Company. Except as set forth in the Organizational Documents of the applicable SKBL Company, there are no outstanding contractual obligations of such SKBL Company to issue, deliver, or sell, purchase, acquire, or redeem, or cause to be issued, delivered, sold, purchased, acquired, or redeemed, additional Equity Interests, or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any Person other than a SKBL Company, nor has such SKBL Company granted any registration rights to any Person with respect to its Equity Interests. All of the issued and outstanding Equity Interests of each SKBL Company have been granted, offered, sold and issued in material compliance with all applicable Laws and its Organizational Documents. As a result of the consummation of the Transactions, no rights in connection with any interests, warrants, rights, options or other securities of any SKBL Company will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) The consummation of the transactions contemplated by this Agreement and other Transaction Documents shall not obligate SKBL to issue SKBL Ordinary Shares, SKBL Preferred Shares, SKBL Warrants or other securities to any Person and shall not result in a right of the any holder of SKBL Securities or SKBL Warrants to adjust the exercise, conversion, exchange or reset price under any of such securities.

Section 6.6 Material Changes; Undisclosed Events, Liabilities or Developments.

(a) From March 31, 2025 to the Signing Date, there has not been any SKBL Material Adverse Effect.

(b) Except as expressly contemplated by the Transaction Documents, since March 31, 2025, the SKBL Companies (i) have, in all material respects, conducted their businesses and operated their properties in the ordinary course of business consistent with past practice and (ii) have not taken any action that would violate Section 8.3 and Section 8.4 (as applicable) if such action had been taken after the date of this Agreement.

(c) No event, Liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to SKBL Companies or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by SKBL under applicable securities Laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) day prior to the Signing Date that this representation is made.

(d) The Indebtedness of the SKBL Companies as of March 31, 2026 is set forth in Section 6.6(d) of the SKBL Disclosure Letter, none of which Indebtedness will remain outstanding following the HK Disposition. There shall be no Indebtedness of the SKBL Companies as of the Closing Date, other than for de minimis amounts. For purposes of this clause (d), “Indebtedness” means, with respect to any Person, all obligations of such Person with respect to (i) borrowed money, (ii) notes, bonds, debentures or other debt securities or similar instruments, (iii) the deferred purchase price of property or services, including amounts payable with respect to earnouts, purchase price adjustments or other deferred payments related to acquisitions (other than trade payables not overdue by more than sixty (60) days incurred in the ordinary course of such Person’s business), (iv) any interest rate, currency or other hedging arrangement (assuming they were terminated on the date of determination), (v) any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) under leases that have been (or should have been) recorded as finance leases in accordance with GAAP, (vii) letters of credit, assurances against loss, bankers’ acceptances or similar facilities, (viii) guarantees of any Indebtedness of another Person and (ix) all indebtedness and other payment obligations referred to in clause (i) through clause (viii) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

Section 6.7 SEC Filings, Financial Statements and the Sarbanes-Oxley Act.

(a) SKBL has timely filed or furnished, as applicable, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed or furnished by SKBL under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the period from October 18, 2024 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, each of the SEC Reports (including all exhibits and schedules and documents incorporated by reference therein) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Reports, when filed, or, if amended prior to the Signing Date, as of the date of such amendment with respect to those disclosures that are amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. SKBL has never been an issuer subject to Rule 144(i) under the Securities Act. None of the SEC Reports are the subject of ongoing SEC review or outstanding SEC comment and, to the Knowledge of SKBL, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Report. No notice of any SEC review or investigation of SKBL or the SEC Reports has been received by SKBL.

(b) The financial statements of SKBL included in the SEC Reports, including all notes and schedules thereto, filed or furnished since October 18, 2024, complied in all material respects when filed, or if amended prior to the Signing Date, as of the date of such amendment, with applicable accounting requirements and the rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC, and fairly present in all material respects the financial position of SKBL and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal and recurring immaterial, year-end audit adjustments.

Section 6.8 Sarbanes-Oxley; Internal Accounting Controls

(a) . Except as otherwise set forth in the SEC Reports, the SKBL Companies are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the Signing Date, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the Signing Date and as of the Closing Date. Except with respect to the material weaknesses in SKBL’s internal control over financial reporting set forth in the SEC Reports, SKBL and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) material information is communicated to management as appropriate. SKBL and its Subsidiaries have established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for SKBL and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by SKBL in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. SKBL’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of SKBL and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). SKBL presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of SKBL that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of SKBL and its Subsidiaries. Neither SKBL nor any of its Subsidiaries has received from any employee of SKBL or its Subsidiaries any written or, to the Knowledge of SKBL, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of SKBL or any of its Subsidiaries. No SKBL Company is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among SKBL and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SKBL or any of its Subsidiaries in the financial statements of SKBL.

Section 6.9 Litigation. Except as set forth in Section 6.9 of the SKBL Disclosure Letter, since January 1, 2025, there have not been any, and there are currently no, pending or, to the Knowledge of SKBL, threatened Actions (a) against or affecting the SKBL Companies, or any of their respective properties, assets, or businesses, or (b) that adversely affect or challenge the legality, validity, or enforceability of any of the Transactions. Neither any property or asset of any SKBL Company nor any SKBL Company itself is subject to any Order. Neither SKBL nor any Subsidiary, nor any director, manager, or officer thereof, is or has been the subject of any Action involving a claim of violation of or Liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and there is not pending or, to the Knowledge of SKBL, contemplated, any investigation by the SEC involving SKBL or any current or former director, manager, or officer of SKBL that is likely to lead to action that can reasonably be expected to result in a SKBL Material Adverse Effect. The SEC has not issued any stop Order or other Order suspending the effectiveness of any registration statement filed by SKBL or any Subsidiary under the Exchange Act or the Securities Act. (i) There are no facts or basis for the claims and allegations set forth in the complaint described in Section 6.9 of the SKBL Disclosure Letter, (ii) SKBL has investigated such claims and allegations and determined them to be false and that there are no facts or basis on which to bring the claims alleged in the complaint described in Section 6.9 of the SKBL Disclosure Letter, and (iii) none of SKBL, its equityholders or their Affiliates or any of their respective Representatives or any other Person acting at the direction of any of the foregoing has engaged in any conduct that could serve as a basis for the claims and allegations set forth in the complaint described in Section 6.9 of the SKBL Disclosure Letter.

Section 6.10 Material Contracts.

(a) Section 6.10(a) of the SKBL Disclosure Letter sets forth a true, correct, and complete list of, and each SKBL Company has made available to Cove Kaz and KRLLC (including, if and where applicable, written summaries of oral Contracts), true, correct, and complete copies of, each Contract to which any SKBL Company is a party or by which any of them or their assets are bound (each such Contract required to be set forth in Section 6.10(a) of the SKBL Disclosure Letter, a “SKBL Material Contract”):

(i) that contains covenants that limit the ability of any SKBL Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) that relates to the formation, creation, operation, management or control of any joint venture, strategic alliance, collaboration, revenue sharing, partnership, limited liability company or other similar Contract;

(iii) under which any SKBL Company has borrowed any money from, or issued any note, bond, debenture, or other evidence of indebtedness to, or otherwise incurred any indebtedness from, any Person (other than any other SKBL Company);

(iv) under which (A) any Person, other than any SKBL Company, has directly or indirectly guaranteed indebtedness of any SKBL Company, (B) any SKBL Company has directly or indirectly guaranteed indebtedness of any Person, other than any SKBL Company, or (C) a Lien securing indebtedness has been placed on any asset of any SKBL Company;

(v) that, directly or indirectly, provides for any SKBL Company to make or to be required to make any advance, loan, extension of credit, capital contribution, or other investment, in any Person;

(vi) that relates to any merger, consolidation, business combination or similar transaction with any other Person, or the acquisition or disposition of any Equity Interests, assets, or properties of any other Person or its business, or any Equity Interests, assets, or properties of any SKBL Company;

(vii) that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by any SKBL Company under such Contract or set of related Contracts of at least $25,000 per year or $50,000 over the life of such Contracts;

(viii) pursuant to which any SKBL Company has been granted by a Third Party any license, covenant not to sue, immunity, or right or authorization to use or otherwise exploit any Intellectual Property, excluding (A) non-exclusive licenses of Intellectual Property that are incidental to a Contract pursuant to which such licenses are granted (“SKBL Incidental Licenses”); (B) invention assignment or similar agreements; and (C) “shrink wrap,” “click wrap,” or other standard terms for a license fee, royalty, or other consideration of no more than $10,000;

(ix) pursuant to which any SKBL Company has (A) acquired from any Third Party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any Third Party any ownership right to any material Intellectual Property, excluding Contributor Agreements;

(x) pursuant to which any SKBL Company has granted to any Third Party any license, right, immunity or authorization to use or otherwise exploit any Kaz Company Intellectual Property, excluding SKBL Incidental Licenses;

(xi) that obligates any SKBL Company to provide continuing indemnification or a guarantee of obligations of a Third Party after the Signing Date, except for Contracts entered into in the ordinary course of business consistent with past practice the primary purpose of which is not indemnification;

(xii) that is each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of any SKBL Company who receives annual base cash salary of $50,000 or more;

(xiii) that is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv) other than under its Organizational Documents or the Transaction Documents, that is between (A) an SKBL Company, on the one hand, and (B) (I) any manager, director, officer or employee (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) of any SKBL Company or (II) any SKBL Shareholder or its Affiliates, in each case, on the other hand;

(xv) that obligates any SKBL Company to make any capital commitment or expenditure, individually or in the aggregate;

(xvi) that grants any Person a standstill, the right of first refusal, the right of first offer, or the right of first negotiation, or contains any “most favored nations,” or similar right with respect to any properties, assets, or businesses of any SKBL Company;

(xvii) that relates to the resolution or settlement of any past, pending or threatened Action; or

(xviii) that provides another Person (other than another a manager, director or officer of any SKBL Company) with a power of attorney;

(xix) that is any Contract with any Governmental Authority;

(xx) under which any SKBL Company leases, subleases or licenses any real property (whether as lessor or lessee), including the SKBL Real Property Leases;

(xxi) that provides for payments to be made by any SKBL Company or any of their respective successors upon or as a result of the transactions contemplated by this Agreement and other Transaction Documents (“SKBL Change of Control Payments”);

(xxii) that is any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment banks; and

(xxiii) that is otherwise not entered into in the ordinary course of business and that is material to the SKBL Companies or their financial condition or results of operations.

(b) A true and complete copy of each SKBL Material Contract (including any related amendments) entered into prior to the date of this Agreement has been filed as an exhibit (by reference or otherwise) to a SKBL Annual Report on Form 20F, or disclosed by SKBL in a subsequent SKBL SEC report or made available to Cove Kaz and KRLLC (which may be included by link thereto in the SKBL Disclosure Letter) prior to the date of this Agreement. Each SKBL Material Contract is a valid and binding and enforceable against such SKBL Company and, to the Knowledge of SKBL , and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to be material to the SKBL Companies, taken as a whole. Except as would not, individually or in the aggregate, be material to the SKBL Companies taken as a whole, (i) neither SKBL nor any of its Subsidiaries nor, to the Knowledge of SKBL, any other party thereto, is in breach or violation of, or in default under, any such SKBL Material Contract, and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a breach or default by such SKBL Company or such other party thereto, or permit termination or acceleration by the other party thereto, under such SKBL Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such SKBL Material Contract, (iii) as of the date of this Agreement, there are no material Liabilities incurred under SKBL Material Contracts binding on SKBL or any of its Subsidiaries that resulted from the breach or failure to perform by SKBL or any of its Subsidiaries, and (iv) as of the Signing Date, no SKBL Company has received or served any notice of termination or cancellation under any SKBL Material Contract, nor has any SKBL Company received or given any notice of breach or default in any material respect under any SKBL Material Contract, which breach or default has not been cured, or any notice of intent to seek amendment of any SKBL Material Contract.

Section 6.11 Benefit Plans.

(a) Section 6.11(a) of the SKBL Disclosure Letter contains a complete, correct and current list of each SKBL Benefit Plan and each Multiemployer Plan. Section 6.11(a) of the SKBL Disclosure Letter separately identifies each SKBL Benefit Plan that is (i) a Title IV Plan, (ii) a Multiple Employer Plan or (iii) a Multiemployer Plan.

(b) With respect to each SKBL Benefit Plan, SKBL has provided to Cove Kaz a complete, correct and current copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the SKBL Benefit Plan and all amendments thereto; (ii) any related trust agreement or other funding instrument; (iii) the most recent IRS determination or opinion letter, if applicable; (iv) the most recent summary plan description, summary of material modifications and all other written communications (or a description of all oral communications) by SKBL or any of its Subsidiaries to their respective Service Providers concerning the extent of the benefits provided under a SKBL Benefit Plan; (v) a summary of any proposed amendments or changes anticipated to be made to the SKBL Benefit Plans at any time within the 12 months immediately following the date of this Agreement; (vi) for fiscal year 2025 (A) Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports; (vii) for fiscal year 2025, all correspondence with the Internal Revenue Service (the “IRS”), the United States Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”) or the Securities and Exchange Commission (the “SEC”) and any other Governmental Authority regarding the operation or the administration of any SKBL Benefit Plan; and (viii) any other documents in respect of a SKBL Benefit Plan reasonably requested by Cove Kaz and KRLLC.

(c) Except as disclosed in Section 6.11(c) of the SKBL Disclosure Letter: (i) each SKBL Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of any applicable collective bargaining agreement; (ii) with respect to each SKBL Benefit Plan, SKBL and each of its Subsidiaries is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of any applicable collective bargaining agreement; (iii) with respect to each SKBL Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority, or to the participants or beneficiaries of such SKBL Benefit Plan, have been filed or furnished on a timely basis; (iv) each SKBL Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the SKBL Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code (or such SKBL Benefit Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan) and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification; (v) no Service Provider has been improperly excluded from participation in any SKBL Benefit Plan, and neither SKBL nor any of its Subsidiaries has any direct or indirect Liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer; (vi) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any SKBL Benefit Plan; (vii) to the Knowledge of SKBL, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any SKBL Benefit Plan; (viii) any bonding required with respect to the SKBL Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect; (ix) no SKBL Benefit Plan provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002) and (x) all obligations of SKBL and its Subsidiaries under or in respect of the Statutory Plans have been satisfied, and there are no outstanding defaults or violations thereunder by SKBL or any of its Subsidiaries.

(d) Neither SKBL nor any of its Subsidiaries has incurred any current or projected Liability in respect of post-employment health, medical or life insurance benefits for any Service Provider, except as may be required under COBRA and at the expense of such Service Provider. Any plan disclosed on Section 6.11(d) of the SKBL Disclosure Letter may be amended in any manner or terminated without Liability to SKBL or any of its Subsidiaries. There has been no communication to any Service Provider by SKBL or any of its Subsidiaries that could reasonably be interpreted to promise or guarantee such Service Provider health, medical or life insurance benefits on a permanent basis.

(e) None of SKBL, its Subsidiaries or any of their respective ERISA Affiliates contributes to or has in the past six years maintained, sponsored, contributed to, or had any obligation to maintain, sponsor or contribute to, or had any Liability or obligation in respect of, any “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, or any plan subject to Section 412 of the Code or Section 302 of ERISA.

(f) No SKBL Benefit Plan is a Multiemployer Plan or Multiple Employer Plan and none of SKBL, its Subsidiaries or any of their respective ERISA Affiliates has at any time sponsored or contributed to, or had any obligation to sponsor or contribute to, or had any Liability or obligation in respect of, any Multiemployer Plan or Multiple Employer Plan.

(g) None of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in (i) any of the following with respect to any Service Provider: (A) severance pay upon any termination of employment or service after the date of this Agreement, or any increase thereof; (B) any payment, compensation or benefit becoming due, or any increase thereof; (C) the acceleration of the time of payment or vesting of any payment, compensation or benefit; and (D) any funding (through a grantor trust or otherwise) of any compensation or benefit; (ii) any other Liability or obligation pursuant to any of the SKBL Benefit Plans; (iii) any limitation or restriction on the right of SKBL’s or any Subsidiary’s ability to merge, amend or terminate any of the SKBL Benefit Plans; or (iv) the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). SKBL has made available to Cove Kaz the “base amount” for each “disqualified individual” and a reasonable estimate of potential “parachute payments” such person could receive (each as defined in Section 280G of the Code). Neither SKBL nor any of its Subsidiaries is a party to or has any obligation under any SKBL Benefit Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.

(h) With respect to any SKBL Benefit Plan, (i) no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, liens, lawsuits, claims or complaints, (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other Governmental Authority is pending, in progress or threatened (including any routine requests for information from the PBGC) and (v) there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any SKBL Benefit Plan.

Section 6.12 Labor Relations.

(a) No labor dispute exists or, to the Knowledge of SKBL, is imminent with respect to any of the employees of SKBL. None of SKBL’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with SKBL or such Subsidiary, and neither SKBL nor any of its Subsidiaries is a party to a collective bargaining agreement, and SKBL and its Subsidiaries believe that their relationships with their employees are good.

(b) To the Knowledge of SKBL, no executive officer of SKBL or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject SKBL or any of its Subsidiaries to any Liability with respect to any of the foregoing matters.

(c) SKBL has not incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign Law (the “WARN Act”). Within the last three months, there has not been any plant closing or mass layoff, or term of similar import under any applicable similar Law. Section 6.12(c) of the SKBL Disclosure Letter contains a list of all layoffs of employees that occurred within the 90-day period immediately preceding the Signing Date.

(d) Each of SKBL and its Subsidiaries is, and has been since January 1, 2025, in material compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of Service Providers; (xx) unfair competition/noncompetition; and (xxi) any bargaining or other obligations under the National Labor Relations Act.

(e) There are no pending or threatened claims, suits, actions or other legal proceeding against SKBL or any of its Subsidiaries brought by or on behalf of any applicant for employment, any Service Provider, any current or former leased employee, intern, volunteer or “temp” of SKBL or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any Collective Bargaining Agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f) Section 6.12(f)(i) of the SKBL Disclosure Letter sets forth a complete and correct list of all employees of SKBL and each of its Subsidiaries, indicating each employee’s: (i) name or identification number; (ii) title or position; (iii) full time, part time or temporary status; (iv) hire date; (v) service date used for crediting length of service for purposes of the SKBL Benefit Plans; (vi) work location; (vii) classification as exempt or non-exempt; (viii) hourly rate of pay or base annual salary; (ix) commission, incentive or discretionary bonus amounts for the prior fiscal year and the current year’s target opportunities; and (x) status if on leave and when eligible to return to work under SKBL’s policies, specifying the type of leave (such as, family and medical leave, medical leave, military leave or short-term disability or pregnancy leave, approved or unapproved) and the anticipated return date from such leave. Section 6.12(f)(ii) of the SKBL Disclosure Letter sets forth a complete and correct list of all consultants and independent contractors who provide services to SKBL or any of its Subsidiaries, including each individual’s (A) name and job title, (B) work location, (C) current compensation and (D) start date.

Section 6.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the SKBL Companies, taken as a whole:

(a) SKBL and each of its Subsidiaries comply and have complied with all applicable Environmental Laws;

(b) SKBL and each of its Subsidiaries possess all material permits required under Environmental Laws for their respective operations as currently conducted, and, to the Knowledge of SKBL, such permits are in full force and effect;

(c) Neither SKBL nor any Subsidiary has received any notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Materials;

(d) To the Knowledge of SKBL, no condition exists on any property owned or operated by SKBL or its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to Hazardous Materials matters or Environmental Laws; and

(e) To the Knowledge of SKBL, the Transactions do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 6.14 Intellectual Property.

(a) SKBL or one of its Subsidiaries has all right, title, and interest in and to SKBL Intellectual Property. Section 6.14(a) sets forth a true, complete, and accurate list of (i) all material patents, Trademarks, registered copyrights, registered designs, domain names, and applications for any of the foregoing, in each case, owned or filed by SKBL or any of its Subsidiaries, all of which is valid, enforceable, and subsisting; and (ii) material unregistered Software, material unregistered Trademarks, and material social media accounts, in each case, that are SKBL Intellectual Property. Neither SKBL nor any of its Subsidiaries is subject to any outstanding Order that would materially restrict its use or ownership of an Intellectual Property, or would materially impair the validity or enforceability of any SKBL Intellectual Property.

(b) Except as has not been and would not be, individually or in the aggregate have a SKBL Material Adverse Effect, neither SKBL nor any of its Subsidiaries has received any notice (written or otherwise, including any invitation to license or request or demand that SKBL or any of its Subsidiaries refrain from using any Intellectual Property rights of any Person) either, (A) alleging any such infringement, misappropriation, dilution, or other violation, or (B) challenging or contesting the use, ownership SKBL Intellectual Property and, in each case, there is no valid basis therefor, within two (2) years from the date of this Agreement. Except as has not been and would not be, individually or in the aggregate have a SKBL Material Adverse Effect, neither SKBL nor any Subsidiary, since the date of the latest audited financial statements included within the SEC Reports, (i) has received a written notice of Action alleging that SKBL or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Third Party or contesting the use, validity, enforceability, or ownership of any SKBL Intellectual Property; or (ii) infringed upon, misappropriated, conflicted with, or otherwise violated any Intellectual Property rights of any Person. SKBL, its Subsidiaries, the conduct of their respective businesses, and the use of SKBL Intellectual Property have not, in the past six (6) years, infringed, misappropriated, diluted, or otherwise violated, and do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any Third Party. SKBL and its Subsidiaries have taken commercially reasonable and adequate security measures to protect and preserve the secrecy, confidentiality and value of all SKBL Intellectual Property, including any material Trade Secrets held by or for their respective businesses.

(c) SKBL and its Subsidiaries (i) are the exclusive owners of and possess all right, title, and interest in and to all material SKBL Intellectual Property, free and clear of all Liens, or (ii) possesses valid licenses or otherwise has the valid rights to use, sell, or license (as used, sold or licensed in their respective businesses) all material Intellectual Property that are not SKBL Intellectual Property, and all material SKBL IT Systems used in or necessary for the conduct of the respective business.

(d) Except as has not been and would not be, individually or in the aggregate have a SKBL Material Adverse Effect, all Persons who have been retained or employed by SKBL or any of its Subsidiaries, as applicable (including any or all present or former employees, officers, directors or contractors of or to SKBL) who have been privy to any Trade Secrets of SKBL or any of its Subsidiaries, or who have participated in the creation or development of any Intellectual Property for or on behalf of SKBL or any of its Subsidiaries have executed and delivered to SKBL or the applicable Subsidiary a valid and enforceable written agreement in substantially the same form made available to Cove Kaz: (i) obligating such Person to preserve and protect the confidentiality and value of such Trade Secrets; and (ii) validly and presently assigning to SKBL or its applicable Subsidiary all of such Person’s right, title, and interest in and to such Intellectual Property to SKBL or its respective Subsidiary (or all such right, title, and interest vested in SKBL as a matter of Law). To the Knowledge of SKBL, no Person is in breach of any such agreement.

(e) No funding, facilities or resources of any Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any material SKBL Intellectual Property.

(f) None of the Proprietary Software is subject to any Copyleft Terms. The source code and system documentation relating to all Proprietary Software have been maintained in strict confidence and have been disclosed by SKBL only to its employees who “need to know” the contents thereof in connection with the performance of their duties and who have executed valid written and enforceable agreements sufficiently protecting the value and confidentiality thereof. No Person other than SKBL possesses, or has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of such source code or system documentation.

(g) Except as has not been and would not be, individually or in the aggregate have a SKBL Material Adverse Effect, neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby shall, with or without notice or lapse of time, result in any loss of right of SKBL or any of its Subsidiaries, including granting any Third Party the right or option to cause or declare: (i) the disclosure to a third Person of any Proprietary Software’s source code; (ii) a loss of, or Lien on, any SKBL Intellectual Property; (iii) the grant, assignment, or transfer to any other Person of any license, immunity, covenant not to assert, or complete, or other right, title or, interest in or to any SKBL Intellectual Property or any Intellectual Property owned or otherwise controlled by a Kaz Company; or (iv) any Kaz Company or any of its respective Subsidiaries or Affiliates being bound by, or subject to, any license, covenant not to assert, non-compete or other restriction on the ownership or use of any Intellectual Property.

(h) Except as has not been and would not be, individually or in the aggregate have a SKBL Material Adverse Effect, the SKBL IT Systems (i) are reasonably sufficient for the current and anticipated needs of its respective business, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner; (ii) operate and perform in all material respects as required by the operation of SKBL; (iii) together with the Proprietary Software do not contain any “back door”, “time bomb”, “virus”, “Trojan horse”, “worm”, “drop dead device”, or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of data, SKBL IT Systems, or Software or could reasonably be expected to adversely impact the confidentiality, integrity and availability of the information technology systems, applications and software; and (iv) have not, in the prior three (3) years, suffered any material (A) security breaches or unauthorized access to SKBL IT Systems that adversely affected SKBL IT Systems or the information stored thereon; or (B) failure or malfunction, except such malfunctions that have been remediated in all material respects. SKBL has implemented commercially reasonable backup, anti-virus, malware protection, server patch, intrusion detection, and disaster recovery technology, policies and procedures and all other security and incident detection and response measures, in each case, consistent with applicable regulatory standards and industry best practices.

Section 6.15 Compliance. (a) Neither SKBL nor any of its Subsidiaries is in violation of any Order applicable to such SKBL Company or any assets owned or used by it; (b) each SKBL Company is, and, since January 1, 2021, has been, in compliance with all applicable Laws in all material respects; (c) no SKBL Company has received any written or, to the Knowledge of SKBL, oral communication since January 1, 2025 alleging that any SKBL Company is not in compliance in any material respect with any Law or any Order; and (d) no SKBL Company has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Law.

Section 6.16 Regulatory Permits. Each SKBL Company possesses, as of the Signing Date, all Material Permits, except where the failure to possess such Material Permits could not reasonably be expected to be material to the SKBL Companies, taken as a whole. All such Material Permits are validly held by, binding on, and in full force and effect with respect to the applicable SKBL Company and such SKBL Company has complied in all respects with all terms and conditions thereof, in each case, except for any such invalidity or non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to the SKBL Companies, taken as a whole. No SKBL Company is in violation in any material respect of the terms of any Material Permit and since January 1, 2025, no SKBL Company has received any written notice of any Actions relating to the revocation or material modification of any Material Permit and, to the Knowledge of SKBL, no circumstances exist which would be reasonably likely to result in such revocation or modification.

Section 6.17 Title to Assets; Sufficiency of Assets.

(a) Section 6.17(a) of the SKBL Disclosure Letter contains a complete and accurate list of all real property owned by the SKBL Companies. The SKBL Companies have good and marketable title in fee simple to all real property owned by them, in each case free and clear of all Liens, except for the Permitted Liens. No SKBL Company is a party to any Contract, obligation, purchase option, right of first refusal, or other contractual right to buy or sell any real property or any interest therein, whether contingent or otherwise.

(b) Section 6.17(b) of the SKBL Disclosure Letter contains a complete and accurate list of all premises currently leased or subleased by the SKBL Companies for the operation of the business of the SKBL Companies, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments thereof (collectively, the “SKBL Real Property Leases”). The SKBL Companies have provided to Cove Kaz and KRLLC a true and complete copy of each of SKBL Real Property Leases. SKBL Real Property Leases are valid, binding and enforceable against the applicable SKBL Company, and, to the Knowledge of SKBL, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of SKBL, no event has occurred which would constitute a material default on the part of an SKBL Company or any other party under any of SKBL Real Property Leases. The SKBL Companies have good and marketable title in all personal property owned by them that is material to the business of an SKBL Company, in each case free and clear of all Liens, except for the Permitted Liens.

(c) The SKBL Companies will own or have the right to use, and have good and marketable title to (or a valid leasehold interest in or licenses to) all of the assets and properties necessary to conduct their respective businesses following the Closing in materially the same manner as their businesses are conducted on the Signing Date, assuming the SKBL Required Approvals have been obtained. The assets, properties, and rights owned, leased, or used by the SKBL Companies constitute all of the assets, properties, and rights necessary for the continued operation of the businesses of the SKBL Companies as currently conducted.

(d) As of the Closing Date, all of the real property owned by SKBL (if any) is and always has been raw, unimproved land and no activities of any kind have been conducted thereon.

Section 6.18 Transactions with Affiliates and Employees. Except for any at-will employment agreements entered into in the ordinary course of business consistent with past practice, (a) there are no Contracts, Actions, transactions, or other arrangements between any SKBL Company, on the one hand, and any SKBL Shareholder or any of its Affiliates, or any officer, manager, director, or employee of the foregoing, on the other hand, and (b) no director, manager, or officer of any SKBL Shareholder or any of its Affiliates has any ownership interest in any asset of the businesses of the SKBL Companies (other than in connection with such Person’s ownership of SKBL Securities in the SKBL Companies).

Section 6.19 Insurance. Section 6.19 of the SKBL Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the SKBL Companies as of the date of this Agreement. Correct and complete copies of such insurance policies have been made available to Cove Kaz. With respect to each such insurance policy listed on Section 6.19 of the SKBL Disclosure Letter, as of the Signing Date: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (b) no SKBL Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of SKBL, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, and (c) no written notice of cancellation or termination has been received other than in connection with ordinary renewals. Since January 1, 2024, no insurance carrier on any such policy has denied coverage for any material claim asserted by any SKBL Company. As of the Signing Date, no SKBL Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 6.20 Certain Fees. No SKBL Company has employed or engaged any broker or finder in connection with the transactions contemplated by the Transaction Documents and no brokerage, finder’s or other fees or commissions are or will be due and owing by or on behalf of any SKBL Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions contemplated by the Transaction Documents.

Section 6.21 Investment Company. SKBL and each of its Subsidiaries (and each other Affiliate that it controls) is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not required to register as an investment company thereunder, including in reliance on Rule 3a-2 promulgated thereunder.

Section 6.22 Registration Rights. Except as set forth in Section 6.22 of the SKBL Disclosure Letter, no Person has any right to cause SKBL or any of its Subsidiaries to effect the registration under the Securities Act of any securities of SKBL or any Subsidiaries.

Section 6.23 Listing and Maintenance Requirements. The SKBL Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act and are listed for trading on the Trading Market under the symbol “SKBL.” SKBL has taken no action designed to, or which to its Knowledge is likely to, have the effect of terminating the registration of the SKBL Class A Ordinary Shares under the Exchange Act, nor has SKBL received any notification that the SEC is contemplating terminating such registration. Except as disclosed in the SEC Reports, SKBL has not, in the twelve (12) months preceding the Signing Date, received notice from any Trading Market on which the SKBL Class A Ordinary Shares are or have been listed or quoted to the effect that SKBL is not in compliance with the listing or maintenance requirements of such Trading Market. Except as disclosed in the SEC Reports, SKBL is, and has no reason to believe that it will not continue to be, in compliance with all such listing and maintenance requirements and corporate governance rules and regulations of the Trading Market.

Section 6.24 Application of Takeover Protections. No state “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other anti-takeover or similar Laws (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL)) (each, a “Takeover Law”) is applicable to this Agreement, the SKBL Merger or any of the other transactions contemplated by this Agreement. SKBL and the SKBL Board have taken all necessary actions, if any, in order to render any Takeover Law inapplicable.

Section 6.25 Disclosure. Except with respect to the material terms and conditions of the Transactions contemplated by the Transaction Documents, SKBL confirms that neither it nor any other Person acting on its behalf has provided Cove Kaz and KRLLC or their respective Representatives or counsel with any information that it believes constitutes or might constitute material non-public information. SKBL understands and confirms that Cove Kaz and KRLLC shall rely on the foregoing representation in effecting transactions contemplated by the Transaction Documents. All of the disclosure furnished by or on behalf of SKBL to Cove Kaz and KRLLC regarding SKBL and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the SKBL Disclosure Letter to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 6.26 No Integrated Offering. Assuming the accuracy of the representations and warranties of the Kaz Companies set forth in Article IV and of KRLLC set forth in Article V, neither SKBL, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Transactions to be integrated with prior offerings by SKBL for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of SKBL are listed or designated.

Section 6.27 Foreign Corrupt Practices. Neither SKBL nor any Subsidiary, nor any director, officer, employee, agent or other person acting on behalf of SKBL or any Subsidiary, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (b) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) failed to disclose fully any contribution made by SKBL or any Subsidiary (or made by any person acting on its behalf of which SKBL is aware) which is in violation of Law; or (d) violated any provision of any Anti-Corruption Laws. No Action involving SKBL or any Subsidiary with respect to any of the foregoing is pending or, to the Knowledge of SKBL, threatened. SKBL and its Subsidiaries maintain in effect policies and procedures designed to ensure compliance by SKBL and its Subsidiaries and their directors, officers, employees, agents and other persons acting on behalf of such SKBL or its Subsidiaries with Anti-Corruption Laws.

Section 6.28 Accountants. SKBL’s accounting firm is set forth on Section 6.28 of the SKBL Disclosure Letter, and such accounting firm is a registered public accounting firm as required by the Exchange Act.

Section 6.29 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by SKBL to arise, between SKBL and the accountants and lawyers formerly or presently employed by SKBL.

Section 6.30 Acknowledgment Regarding the Transactions. SKBL acknowledges and agrees that Cove Kaz and KRLLC are acting solely in the capacity of an arm’s length party with respect to this Agreement and the Transactions contemplated hereby. SKBL further acknowledges that neither Cove Kaz nor KRLLC is acting as a financial advisor or fiduciary of SKBL (or in any similar capacity) with respect to the Agreement and the Transactions contemplated hereby and thereby and any advice given by SKBL or any of its representatives or agents in connection with this Agreement and the Transactions contemplated hereby is merely incidental to Cove Kaz’s and KRLLC’s agreement to participate in the Transactions. SKBL further represents to Cove Kaz and KRLLC that SKBL’s decision to enter into this Agreement has been based solely on the independent evaluation of the Transactions contemplated hereby by SKBL and its Representatives.

Section 6.31 Sanctions; Export-Import Laws.

(a) Neither SKBL, any Subsidiary, nor any director, officer, agent, employee, Representative or Affiliate of SKBL or any Subsidiary is, or has been, a Sanctioned Person.

(b) Neither SKBL, any Subsidiary, nor any director, officer, agent, employee, Representative or Affiliate of SKBL or any Subsidiary is subject to debarment or any list-based designations under any Export-Import Laws.

(c) SKBL and its Subsidiaries shall not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available any proceeds to any Subsidiary, joint venture partner, or other Sanctioned Person (i) to fund or facilitate any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Country, in violation of applicable Sanctions; or (ii) in any other manner that shall result in a violation of applicable Sanctions by any Sanctioned Person (including any Sanctioned Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(d) SKBL and its Subsidiaries have not engaged in, are not now engaged in, and shall not engage in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Country, except as permitted by Sanctions. SKBL and its Subsidiaries are in compliance with Sanctions and Export-Import Laws.

(e) SKBL and its Subsidiaries have (i) secured and maintained all necessary permits, registrations, or other authorizations under Export-Import Laws and (ii) not been the subject of investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Export-Import Laws, and have not been notified of any such pending or threatened actions. None of the SKBL and its Subsidiaries, nor any of their directors, officers, managers, employees, agents, or Representatives have engaged in conduct, activity or practices that would constitute a violation of any Sanctions or Export-Import Laws.

Section 6.32 Taxes.

(a) SKBL and each Subsidiary of SKBL has (i) prepared and filed all income Tax Returns and all other material Tax Returns required to have been filed by or with respect to it, and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid all material Taxes required to have been paid by or with respect to it regardless of whether shown on a Tax Return. All material Taxes incurred but not yet due and payable have been properly accrued on the books and records of the applicable SKBL Company.

(b) Each SKBL Company has timely withheld or collected and paid or remitted to the appropriate Governmental Authority all material amounts required to have been withheld or collected and paid or remitted in connection with amounts paid or owing to any current or former employee, officer, director, consultant, independent contractor equity interest holder or other third party.

(c) No SKBL Company is currently the subject of an audit, examination or other Action, or has been informed in writing of the commencement or anticipated commencement of any Tax audit, examination or other Action, in each case, with respect to any material Taxes or material Tax Return that has not been fully resolved, settled or otherwise completed. No written claim or deficiency has been asserted or assessed by any Governmental Authority against any SKBL Company for any material amount of Taxes that has not been paid or settled in full.

(d) No SKBL Company has consented to extend or waive the statute of limitations in which any material Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect. No SKBL Company has requested any extension of time within which to file any material Tax Return (other than automatic extensions not requiring the consent of the applicable Governmental Authority), which Tax Return has since not been filed.

(e) No SKBL Company will be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of: (i) any change in accounting method or adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), executed on or prior to the Closing Date, (iii) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing or (v) an installment sale or open transaction made prior to the Closing.

(f) No SKBL Company has any written requests for any private letter ruling, administrative relief or technical advice pending with any Governmental Authority that relates to Taxes or Tax Returns of a SKBL Company.

(g) No SKBL Company is engaged in, or has been a party, to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(h) There are no Liens for material Taxes on any assets of any SKBL Company other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, no SKBL Company has been a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(j) No SKBL Company (i) has been a member of an affiliated group filing a consolidated, combined, unitary or other group Tax Return or (ii) has any liability for the Taxes of any Person (other than a SKBL Company) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k) No written claims have been made by any Governmental Authority in a jurisdiction where a SKBL Company has not filed a Tax Return that such SKBL Company is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction, which claims have not been fully resolved or withdrawn.

(l) No SKBL Company has ever been resident for Tax purposes in a country other than its jurisdiction of incorporation. No SKBL Company conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), operates or conducts business through any branch or is otherwise subject to taxation, in each case, in any country other than the country of its formation.

(m) No SKBL Company is, or has been, a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(n) Each SKBL Company is classified for U.S. federal income tax purposes as set forth in the Kaz Disclosure Letter and no such entity has made an inconsistent or contrary entity classification election.

(o) Each SKBL Company has complied in all material respects with all applicable transfer pricing Laws.

(p) Each SKBL Company is, and always has been, a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(q) No SKBL Company has taken or agreed to take any action, and is not aware after reasonable diligence, of the existence of any facts or circumstances that could reasonably be expected to prevent the Contributions, when taken together, from qualifying for the Intended Tax Treatment.

Section 6.33 Private Placement. SKBL does not know of any facts or circumstances that would result in any of the conditions set forth in the Subscription Agreements not being satisfied.

Section 6.34 Legacy Operations.

(a) As of the Signing Date, SKBL operates, and since its inception has operated, solely in a single segment that represents its core business as an Approved Public Works Contractor undertaking roads and drainage to its customers in Hong Kong and its construction activities mainly included public civil engineering works, such as road and drainage works.

(b) Following the HK Disposition, SKBL will have only the direct or indirect right, title or interest in the assets, properties, operations and/or businesses, and will have only the Liabilities set forth on Section 6.34(b) of the SKBL Disclosure Letter.

Section 6.35 Information Supplied. None of the information supplied or to be supplied by or on behalf of SKBL or its Affiliates for inclusion or incorporation by reference, including (a) any Current Report on Form 6-K, and any exhibits thereto, or any other report, form, registration, or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Transaction Documents, or (b) any mailings or other distributions to SKBL Shareholders, the shareholders of Cove Kaz, and/or prospective investors with respect to the consummation of the Transactions, or any amendment or supplement to any of the documents identified in clause (a) or (b), or any other document incorporated or referenced therein, shall, when filed, made available, mailed, or distributed (or at the time of any amendment or supplement thereof, as the case may be), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SKBL makes no representation or warranty with respect to any information supplied by or on behalf of Cove Kaz, KRLLC or any of their respective Affiliates.

Section 6.36 Non-Shell Representation. SKBL hereby represents that it is not an issuer subject to Rule 144(i) under the Securities Act.

Section 6.37 PIPE Financing. SKBL has no less than US$50,000,000 of net proceeds from the PIPE Financing available in the bank accounts of SKBL, reduced by any amounts that have or may be loaned by SKBL to a Kaz Company.

Notwithstanding anything in this Article VI to the contrary, SKBL is not making any of the representations and warranties set forth in Section 6.6, Section 6.10 through Section 6.14, Section 6.16, Section 6.17, Section 6.19, Section 6.21 through Section 6.31, or Section 6.35 through Section 6.37 with respect to any of the assets, liabilities, operations, businesses or employees that will be sold or transferred in connection with the HK Disposition.

Article VII

REPRESENTATIONS AND WARRANTIES OF SKBL MERGER SUB

Except as set forth in the corresponding sections of the Kaz Disclosure Letter, it being agreed that disclosure of any item in any section of the Kaz Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on the face of such disclosure, SKBL Merger Sub represents and warrants to SKBL as follows as of the Signing Date:

Section 7.1 Organization and Qualification. SKBL Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. SKBL Merger Sub is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Kaz Material Adverse Effect.

Section 7.2 Authorization; Binding Agreement. SKBL Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents, and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by SKBL Merger Sub, and each of the other Transaction Documents to which SKBL Merger Sub is or will become a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of SKBL Merger Sub, and no further action is required by SKBL Merger Sub in connection herewith or therewith other than the Cove Kaz Required Approvals. This Agreement and each other Transaction Document to which SKBL Merger Sub is or shall become a party have been (or upon delivery shall have been) duly executed by SKBL Merger Sub and, when delivered in accordance with the terms hereof and thereof, and assuming this Agreement and such Transaction Documents constitute legal, valid, and binding obligations of the other parties hereto and thereto, as applicable, shall constitute valid and binding obligations of SKBL Merger Sub, enforceable against SKBL Merger Sub in accordance with their terms, subject to the Enforceability Exceptions.

Section 7.3 Filings, Consents and Approvals. Assuming the representations and warranties of SKBL, the Kaz Companies and KRLLC contained in this Agreement are true, correct and complete and except as may result from any facts or circumstances relating solely to SKBL, the Kaz Companies, KRLLC or any of their Affiliates, respectively, SKBL Merger Sub is not required to obtain any Consent or Order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by SKBL Merger Sub of this Agreement or any other Transaction Documents, other than (a) the Cove Kaz Required Approvals, (b) the SKBL Required Approvals, (c) the filing of the SKBL Plan of Merger and such other documents as required by Section 233 of the Cayman Companies Act with the Registrar of Companies of the Cayman Islands in accordance with the Cayman Companies Act; (d) the obtaining of the SKBL Merger Approval and the SKBL Merger Sub Approval in accordance with the Cayman Companies Act; and (e) any Consents, the absence of which would not be material to SKBL Merger Sub.

Section 7.4 Non-Contravention. The execution, delivery, and performance by SKBL Merger Sub of this Agreement and the other Transaction Documents to which it is or will become a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with, result in a breach of, or violate any provision of the Organizational Documents of SKBL Merger Sub; (ii) conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SKBL Merger Sub, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration, or cancellation (with or without notice, lapse of time, or both) of any agreement, credit facility, debt, or other Contract by which SKBL Merger Sub or any property or asset of SKBL Merger Sub is bound or affected; or (iii) subject to receipt of the Cove Kaz Required Approvals and other Consents set forth in Section 5.3 of the Kaz Disclosure Letter or the SKBL Required Approvals and other Consents set forth in Section 6.2 of the Kaz Disclosure Letter, conflict with or result in a violation of any Law or any Order to which SKBL Merger Sub is subject or by which any property or asset of SKBL Merger Sub is bound or affected except, in the case of each of clauses (ii) and (iii), as would not be material to, or reasonably be expected to be material to, SKBL Merger Sub and its Subsidiaries, taken as a whole.

Section 7.5 Capitalization.

(a) All of the issued and outstanding Equity Interests of SKBL Merger Sub have been duly authorized and validly issued in accordance with all Laws, are fully paid and nonassessable, and, except as set forth in Section 7.5(a) of the Kaz Disclosure Letter, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are free and clear of all Liens (other than transfer restrictions under applicable securities laws and their respective Organizational Documents). Section 7.5(a) of the Kaz Disclosure Letter sets forth a true, correct, and complete list, as of the date of this Agreement, of all Equity Interests of SKBL Merger Sub that are authorized, issued, or outstanding, and the record and beneficial owners of such Equity Interests. Except as set forth in Section 7.5(a) of the Kaz Disclosure Letter, there are no other authorized, issued or outstanding Equity Interests of SKBL Merger Sub. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.

(b) SKBL Merger Sub does not have any share option or other equity incentive plans. There are no voting trusts, proxies, shareholder agreements, registration rights agreements, or any other Contracts with respect to the voting, redemption, sale, transfer, repurchase, or other disposition of any Equity Interests of SKBL Merger Sub. Except as set forth in the Organizational Documents of SKBL Merger Sub, there are no outstanding contractual obligations of SKBL Merger Sub to issue, deliver, or sell, purchase, acquire, or redeem, or cause to be issued, delivered, sold, purchased, acquired, or redeemed, additional Equity Interests, or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any Person, nor has SKBL Merger Sub granted any registration rights to any Person with respect to its Equity Interests. All of the issued and outstanding Equity Interests of SKBL Merger Sub have been granted, offered, sold and issued in material compliance with all applicable Laws and its Organizational Documents. As a result of the consummation of the Transactions, no rights in connection with any interests, warrants, rights, options or other securities of SKBL Merger Sub will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Prior to giving effect to the Transactions, SKBL Merger Sub does not own any Equity Interests in any other Person.

(d) There is no indebtedness (including any obligations for borrowed money, notes, loans, guarantees, or similar financial liabilities) of SKBL Merger Sub.

(e) Since the date of its formation, and except as contemplated by this Agreement, SKBL Merger Sub has not (i) declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and (ii) SKBL Merger Sub’s member or board of managers or directors, as applicable, has authorized any of the foregoing.

Section 7.6 Activities of SKBL Merger Sub. SKBL Merger Sub was incorporated solely for the purpose of effecting the transactions contemplated by this Agreement and, since their formation, has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. SKBL Merger Sub has no assets or liabilities except those incurred in connection with the Transaction Documents to which they are a party and the Transactions. Other than its Organizational Documents, the Transaction Documents to which SKBL Merger Sub is a party, SKBL Merger Sub is not party to or bound by any Contract.

Section 7.7 Litigation. Since its inception, there have not been any, and there are currently no, pending or, to the Knowledge of Cove Kaz, threatened Actions (a) against or affecting SKBL Merger Sub, or any of its properties, assets, or businesses, or (b) that adversely affect or challenge the legality, validity, or enforceability of any of the Transactions. Neither any property or asset of SKBL Merger Sub nor SKBL Merger Sub itself is subject to any Order. Neither SKBL Merger Sub nor any director, manager, or officer thereof, is or has been the subject of any Action involving a claim of violation of or Liability under federal or state securities Laws or a claim of breach of fiduciary duty.

Section 7.8 Investment Company Act. SKBL Merger Sub is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

Section 7.9 Certain Fees. SKBL Merger Sub has not employed or engaged any broker or finder in connection with the transactions contemplated by the Transaction Documents and no brokerage, finder’s or other fees or commissions are or will be are or will be due and owing by or on behalf of SKBL Merger Sub to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions contemplated by the Transaction Documents.

Section 7.10 Application of Takeover Protections. No Takeover Law is applicable to this Agreement, or any of the other transactions contemplated by this Agreement. SKBL Merger Sub and its members or board of managers or directors, as applicable, have taken all necessary actions, if any, in order to render any Takeover Law inapplicable.

Section 7.11 Independent Investigation. SKBL Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Kaz Companies and SKBL Merger Sub acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Kaz Companies for such purpose. SKBL Merger Sub acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Kaz Companies and KRLLC set forth in this Agreement (including the related portions of the Kaz Disclosure Letter) and in any certificate delivered to SKBL Merger Sub pursuant hereto.

Section 7.12 No Other Representations or Warranties. SKBL Merger Sub acknowledges and agrees that, except for the representations and warranties of SKBL set forth in Article VI and in any certificate delivered by SKBL to Cove Kaz, KRLLC or SKBL Merger Sub pursuant to Section 3.5(d), or as otherwise provided in any other Transaction Document, neither SKBL Merger Sub nor any of its Affiliates or Representatives is relying on any other representation or warranty of the SKBL Companies. Except for the representations and warranties of SKBL set forth in Article VI and in any certificate delivered by SKBL to Cove Kaz, KRLLC or SKBL Merger Sub pursuant to Section 3.5(d), or as otherwise provided in any other Transaction Document, SKBL Merger Sub acknowledges and agrees that neither SKBL nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the SKBL Companies.

Section 7.13 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in Article VI and this Article VII, SKBL Merger Sub hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SKBL Merger Sub, and any matter relating to it, including its affairs, the condition, value or quality of its assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SKBL, Cove Kaz, KRLLC or any of their respective Representatives by, or on behalf of, SKBL Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither SKBL Merger Sub nor any other Person on behalf of SKBL Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SKBL, Cove Kaz, KRLLC or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SKBL Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SKBL, Cove Kaz, KRLLC or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Article VIII

COVENANTS

Section 8.1 Conduct of Business of Cove Kaz (a) During the Interim Period, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 8.1 of the Kaz Disclosure Letter, (iii) as required by Law, (iv) as required or reasonably practicable in connection with the Severniy, or (v) with the prior written consent of SKBL (such consent not to be unreasonably withheld, conditioned, or delayed), each Kaz Company shall, and shall cause each of its Subsidiaries to (and KRLLC shall cause its Subsidiaries to): (A) conduct its operations only in the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organizations, to keep available the services of its and its Subsidiaries’ current officers, key employees and consultants and to preserve its and its Subsidiaries’ current relationships with customers, suppliers and other persons with which it or any of its Subsidiaries has significant business relations, in each case in all material respects. Without limiting the generality of the foregoing, and except (i) as otherwise expressly contemplated by this Agreement, (ii) as set forth in Section 8.1 of the Kaz Disclosure Letter, (iii) as required by applicable Law, (iv) as required in connection with the Severniy Transaction, or (v) with the prior written consent of SKBL (such consent not to be unreasonably withheld, conditioned, or delayed), during the Interim Period, each Kaz Company shall not, and shall not permit any of its Subsidiaries to (and KRLLC shall not permit its Subsidiaries to), take any of the following actions:

(1)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Kaz Company or their Subsidiaries;

(2)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other Equity Interests, other than any dividends or other distributions from any wholly owned Subsidiary to Cove Kaz or any other wholly owned Subsidiary of Cove Kaz;

(3)	other than transactions among solely Cove Kaz and its Subsidiaries or among solely Cove Kaz’s Subsidiaries, split, combine, reverse split, subdivide, purchase, reclassify, issue, redeem or permit the transfer, deliver, sell, grant, pledge or otherwise dispose of any shares of capital stock or other Equity Interests of Cove Kaz or any of its Subsidiaries;

(4)	except as required by the terms of any Kaz Benefit Plan as in effect on the Signing Date, (A) grant any increases in the compensation or benefits payable or to be provided to any Key Kaz Members, (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits, (C) grant any new equity-based awards or amend or modify the terms of any outstanding equity-based awards, (D) pay or award, or commit to pay or award, any Kaz Change of Control Payments, cash bonuses or cash incentive compensation to any Key Kaz Member, (E) pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other retirement benefit not required by the terms of any Kaz Benefit Plan existing as of the Signing Date, (F) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider, (G) establish any Kaz Benefit Plan which was not in existence prior to the date of this Agreement, or amend or terminate any Kaz Benefit Plan in existence on the date of this Agreement, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise result in increased costs to Cove Kaz, (H) enter into, amend or terminate any collective bargaining agreement or other labor agreement, or (I) cause or consummate any “plant closing” or “mass layoff” (in each case as defined by the WARN Act or other terminations of employees that would create any obligations upon or liabilities for Cove Kaz or any Subsidiary of Cove Kaz under the WARN Act or similar state or local Laws);

(5)	other than in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for (including by entering into any “keep well” or similar agreement to maintain the financial condition of any other person), any such indebtedness or debt securities of any Person;

(6)	other than in the ordinary course of business, incur or suffer to exist any Lien on the properties or assets of Cove Kaz or any of its Subsidiaries (other than any Permitted Lien);

(7)	make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), except loans to Subsidiaries or reimbursement to employees or officers of Cove Kaz or any of its Subsidiaries of expenses incurred by such persons on behalf of Cove Kaz or any of its Subsidiaries in the ordinary course of business and consistent with past practices and the policies of Cove Kaz and its Subsidiaries in effect as of the Signing Date;

(8)	(A) acquire any material real property, or (B) acquire (including by merger, consolidation, acquisition of stock or any other business combination) any Equity Interests in or substantially all of the assets of any Person, other business organization or any division thereof;

(9)	sell, lease, sublease, license, pledge, encumber, grant or otherwise transfer or dispose of any real property or tangible asset or any rights or interests therein, including (i) disclose any material Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business that contains reasonable protections and preserving all rights of such Party in such Trade Secrets); or (ii) subject any material Proprietary Software to Copyleft Terms;

(10)	enter into any new line of business or abandon or discontinue any existing line of business, or enter into a joint venture or similar partnership or alliance with any other Person;

(11)	(A) make, change or revoke any material Tax election of Cove Kaz or any of its Subsidiaries; (B) change any annual Tax accounting period or material method of Tax accounting of Cove Kaz or any of its Subsidiaries; (C) amend, modify or otherwise change any filed material Tax Return of Cove Kaz or any of its Subsidiaries; (D) settle or compromise any claim, notice, audit report, assessment or other Action in respect of a material amount of Taxes of Cove Kaz or any of its Subsidiaries; (E) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) of Cove Kaz or any of its Subsidiaries; (F) surrender any claim for a refund of any material Taxes of Cove Kaz or any of its Subsidiaries (other than by the expiration of the statute of limitations with respect to refunds of Taxes for which no claims have been filed); (G) consent to any extension or waiver of the limitation period applicable to any claim, audit, assessment or other Action in respect of material Taxes of Cove Kaz or any of its Subsidiaries; (F) take any action that would change the classification of Cove Kaz or any of its Subsidiaries for U.S. federal income Tax purposes or liquidate or otherwise dissolve a Cove Kaz or any of its Subsidiaries; (H) seek any written Tax ruling from any Governmental Authority with respect to Cove Kaz or any of its Subsidiaries; (I) initiate or enter into any voluntary disclosure agreement or similar agreement with any Governmental Authority with respect to Cove Kaz or any of its Subsidiaries; (J) incur any liability for material Taxes of Cove Kaz or any of its Subsidiaries other than in the ordinary course of business of Cove Kaz or its applicable Subsidiary or (K) prepare or file any material Tax Return of Cove Kaz or any of its Subsidiaries in a manner which is inconsistent with the past practices of Cove Kaz or its applicable Subsidiary, in each case for clauses (A) through (K), to the extent such actions could reasonably be expected to (1) adversely affect the Parties or any of their Affiliates or any direct or indirect equity owner of the Parties for any taxable period (or portion thereof) ending after the Closing Date or (2) prevent the Contributions, when taken together, from qualifying for the Intended Tax Treatment;

(12)	take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the Contributions, when taken together, from qualifying for the Intended Tax Treatment;

(13)	voluntarily allow any existing insurance coverage to lapse, be canceled without equivalent replacement, or be materially reduced or changed in a way that is materially detrimental to Cove Kaz and its Subsidiaries, taken as a whole; or

(14)	enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing contained in this Agreement shall give SKBL, directly or indirectly, the right to control or direct the operations of Cove Kaz and its Subsidiaries prior to the Closing. Prior to the Closing, Cove Kaz shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 8.2 [Reserved].

Section 8.3 Conduct of Business by SKBL. (a) During the Interim Period, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 8.3 of the SKBL Disclosure Letter, (iii) as required by Law, or (iv) with the prior written consent of Cove Kaz and KRLLC (such consent not to be unreasonably withheld, conditioned, or delayed), SKBL shall, and shall cause each of its Subsidiaries to: (A) conduct its operations only in the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organizations, to keep available the services of its and its Subsidiaries’ current officers, key employees and consultants and to preserve its and its Subsidiaries’ current relationships with customers, suppliers and other persons with which it or any of its Subsidiaries has significant business relations, in each case in all material respects. Without limiting the generality of the foregoing, and except (i) as otherwise expressly contemplated by this Agreement, (ii) as set forth in Section 8.3 of the SKBL Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of Cove Kaz and KRLLC (such consent not to be unreasonably withheld, conditioned, or delayed), during the Interim Period, each of SKBL shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:

(1)	issue, apply, transfer, or otherwise dispose of any of the funds raised in the PIPE Financing for any purpose;

(2)	amend or otherwise change any of its Organizational Documents;

(3)	adopt or enter into a plan of complete or partial liquidation, winding-up, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SKBL or its Subsidiaries;

(4)	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of its share capital or other Equity Interests, other than any dividends or other distributions from any wholly owned Subsidiary to SKBL or any other wholly owned Subsidiary of SKBL;

(5)	other than transactions among solely SKBL and its Subsidiaries or among solely SKBL’s Subsidiaries, split, combine, consolidate, reverse split, subdivide, purchase, reclassify, issue, redeem or permit the transfer, deliver, sell, grant, pledge, mortgage, charge or otherwise dispose of any share capital or other Equity Interests of SKBL or any of its Subsidiaries;

(6)	except as required by the terms of any SKBL Benefit Plan as in effect on the Signing Date, (A) grant any increases in the compensation or benefits payable or to be provided to any current or former directors, officers, employees or other service providers, (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits, (C) grant any new equity-based awards or amend or modify the terms of any outstanding equity-based awards, (D) pay or award, or commit to pay or award, any SKBL Change of Control Payments, cash bonuses or cash incentive compensation, (E) pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any SKBL Benefit Plan existing as of the Signing Date, (F) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider, (G) establish any SKBL Benefit Plan which was not in existence prior to the date of this Agreement, or amend or terminate any SKBL Benefit Plan in existence on the date of this Agreement, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise result in increased costs to SKBL, (H) hire or promote any employee or engage any other service provider (who is a natural person), (I) terminate the employment of any employee or other service provider (who is a natural person) who has an annualized base compensation in excess of $100,000, in each case, other than for cause, (J) enter into, amend or terminate any collective bargaining agreement or other labor agreement, or (K) cause or consummate any “plant closing” or “mass layoff” (in each case as defined by the WARN Act or other terminations of employees that would create any obligations upon or liabilities for SKBL or any of its Subsidiaries under the WARN Act or similar state or local Laws);

(7)	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for (including by entering into any “keep well” or similar agreement to maintain the financial condition of any other person), any such indebtedness or debt securities of any Person;

(8)	incur or suffer to exist any Lien on the properties or assets of SKBL or any of its Subsidiaries (other than any Permitted Lien);

(9)	make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, except reimbursement to employees or officers of SKBL or any of its Subsidiaries of expenses incurred by such persons on behalf of SKBL or any of its Subsidiaries in the ordinary course of business and consistent with past practices and the policies of SKBL and its Subsidiaries in effect as of the Signing Date;

(10)	make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law or Order made subsequent to the Signing Date;

(11)	(A) acquire any real property, or (B) acquire (including by merger, consolidation, acquisition of stock or any other business combination) any Equity Interests in or assets of any Person, other business organization or any division thereof;

(12)	sell, lease, sublease, license, pledge, encumber, grant or otherwise transfer or dispose of any real property or tangible asset or any rights or interests therein, including (i) disclose any material Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business that contains reasonable protections and preserving all rights of such Party in such Trade Secrets); or (ii) subject any material Proprietary Software to Copyleft Terms;

(13)	enter into any new line of business or abandon or discontinue any existing line of business, or enter into a joint venture or similar partnership or alliance with any other Person;

(14)	make any capital expenditures, individually or in the aggregate;

(15)	(A) amend or otherwise modify, vary or terminate (excluding any expiration in accordance with its terms), or waive any material right, claim or benefit under, any SKBL Material Contract, including the PIPE Documents, (B) enter into any Contract that would have been a SKBL Material Contract had it been entered into prior to the Signing Date, in each case of the foregoing;

(16)	waive, release, assign, settle, compromise or commence any Action, other than waivers, releases, assignments, settlements or compromises;

(17)	(A) make, change or revoke any material Tax election; (B) change any annual Tax accounting period or material method of Tax accounting; (C) amend, modify or otherwise change any filed material Tax Return; (D) settle or compromise any claim, notice, audit report, assessment or other Action in respect of a material amount of Taxes of a SKBL Company; (E) enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement or any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law); (F) surrender any claim for a refund of any material Taxes (other than by the expiration of the statute of limitations with respect to refunds of Taxes for which no claims have been filed); (G) consent to any extension or waiver of the limitation period applicable to any claim, audit, assessment or other Action in respect of material Taxes; (F) take any action that would change the classification of a SKBL Company for U.S. federal income Tax purposes or liquidate or otherwise dissolve a SKBL Company; (H) seek any written Tax ruling from any Governmental Authority; (I) initiate or enter into any voluntary disclosure agreement or similar agreement with any Governmental Authority; (J) incur any liability for material Taxes of any SKBL Company other than in the ordinary course of business of the applicable SKBL Company or (K) prepare or file any material Tax Return of any SKBL Company in a manner which is inconsistent with the past practices of the applicable SKBL Company, in each case for clauses (A) through (K), to the extent such actions could reasonably be expected to (1) adversely affect the Parties or any of their Affiliates or any direct or indirect equity owner of the Parties for any taxable period (or portion thereof) ending after the Closing Date or (2) prevent the Contributions, when taken together, from qualifying for the Intended Tax Treatment;

(18)	take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the Contributions, when taken together, from qualifying for the Intended Tax Treatment;

(19)	voluntarily allow any existing insurance coverage to lapse, be canceled without equivalent replacement, or be materially reduced or changed in a way that is materially detrimental to SKBL and its Subsidiaries, taken as a whole; or

(20)	enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing contained in this Agreement shall give Cove Kaz and KRLLC, directly or indirectly, the right to control or direct the operations of SKBL and its Subsidiaries prior to the Closing. Prior to the Closing, SKBL shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 8.4 Conduct of Business by SKBL Merger Sub. During the Interim Period, SKBL Merger Sub shall acquire no assets nor engage in any activities other than as may be required by Law, the execution of any Transaction Documents to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Section 8.5 Access to Information

(a) During the Interim Period, each Party shall, and shall cause its Subsidiaries to, upon reasonable prior notice, (i) provide to the other Parties and their respective Representatives reasonable access during normal business hours to the properties of such Party and the officers, employees, properties, books, records, work papers and other documents and information relating to such Party and its Subsidiaries and (ii) furnish promptly such information, including copies of books, records, work papers, Tax Returns and other documents and information relating to such Party and its Subsidiaries, in each case of clause (i) and (ii), solely for the purpose of facilitating the consummation of the Transactions. Notwithstanding the foregoing, no Party shall be required to provide such access if it reasonably determines after consultation with legal counsel that such access would (i) constitute a violation of any applicable Law, Order or Contract, or (ii) would jeopardize or result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure and access to be made in a manner does not violate any such Law, Order, or Contract, is consistent with the protection of such privilege, or to obtain any required consent to permit such disclosure without violating such confidentiality obligations, as applicable).

(b) All information obtained by the Parties pursuant to this Section 8.5 shall be kept confidential and shall not be disclosed to any third party without the prior written consent of the disclosing Party; provided, however, that each Party may disclose such information to its officers, directors, employees, and professional advisors (collectively, “Representatives”) who need to know such information for the purpose of consummating the Transactions, so long as such Representatives are informed of the confidential nature of the information and are directed to comply with this Section. The obligations in this Section shall not apply to information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party; (ii) was within the receiving Party’s possession prior to being furnished by the disclosing Party; or (iii) becomes available to the receiving Party from a source other than the disclosing Party that is not bound by a confidentiality obligation. If a Party is required by Law or legal process to disclose any such information, such Party shall, to the extent permitted by Law, (x) take all commercially reasonable steps to preserve the privileged nature and confidentiality of the information, including requesting that the information not be disclosed to non-parties or the public, (y) provide the other Party with prompt written notice of such request or requirement and the documents requested thereby prior to such disclosure and reasonably assist the other Party, at the other Party’s sole cost and expense, in obtaining an order or other remedy protecting the information from public disclosure.

Section 8.6 No Solicitation. For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group (other than Cove Kaz, KRLLC or SKBL, as applicable, or their respective Representatives) at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means a single transaction or a series of related transactions (other than the Transactions) concerning the sale, directly or indirectly, of (x) all or substantially all of the business or assets of such Party, taken as a whole, or (y) a majority of the share capital or other Equity Interests of such Party, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise.

(a) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of Cove Kaz and SKBL, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives), or otherwise cooperate in any way with, in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Alternative Transaction, (v) negotiate, execute or enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement in furtherance of any Acquisition Proposal or relating to any Alternative Transaction, or (vi) release any third Person from, or amend or waive any provision of, any standstill or similar agreement with respect to any class of Equity Interests of such Party or confidentiality agreement to which such Party is a party.

(b) During the Interim Period, each Party shall notify the others as promptly as practicable (and in any event within 72 hours following such receipt) in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(c) During the Interim Period, neither the SKBL Board nor any committee thereof shall, or shall publicly propose to, (i) change, withhold, withdraw, qualify, amend or modify the SKBL Board Recommendation, (ii) fail to include the SKBL Board Recommendation in the Proxy Statement or (iii) fail to recommend against any Acquisition Proposal or Alternative Transaction or fail to reaffirm in a written public communication the SKBL Board Recommendation within the earlier of (A) five (5) Business Days following Cove Kaz’s written request to do so, and (B) three (3) Business Days prior to the Special Meeting.

Section 8.7 Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, SKBL and Cove Kaz shall use reasonable best efforts to prepare, and Cove Kaz shall file with the SEC, (A) a registration statement on Form S-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purposes of registering under the Securities Act the SKBL Merger and the delivery of the Pubco Class A Common Stock to the SKBL Shareholders. The Registration Statement will comply as to form and substance with the applicable requirements of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

(b) Each of Cove Kaz and SKBL shall use its reasonable best efforts to (i) cause the Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC or Securities Act, (ii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iii) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of SKBL, on the one hand, and Cove Kaz, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement. Each of Cove Kaz and SKBL shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Cove Kaz or SKBL becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or omits or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made or that the Registration Statement is required to be amended or supplemented in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) SKBL, on the one hand, and Cove Kaz, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement contained therein (in each case including documents incorporated by reference therein). SKBL and Cove Kaz shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the SKBL Shareholders, as applicable, in each case pursuant to applicable law and subject to the terms and conditions of this Agreement and SKBL’s Organizational Documents. Each of SKBL and Cove Kaz shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that such Party receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

Section 8.8 Special Meeting.

(a) Proxy Statement. As promptly as practicable following the execution and delivery of this Agreement, SKBL and Cove Kaz shall use reasonable best efforts to prepare, a proxy statement for the purpose of soliciting proxies or votes from SKBL Shareholders for the matters to be acted on at the Special Meeting (the “Proxy Statement”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SKBL Shareholders to vote at the Special Meeting in favor of resolutions approving: (i) as a special resolution, the authorization of SKBL’s entry into the SKBL Plan of Merger, and adoption of the SKBL Surviving M&A; (ii) as an ordinary resolution (or if required by applicable Law or SKBL’s Organizational Documents, as a special resolution) any other proposals the Parties deem necessary or desirable to consummate the Transactions; (iii) as an ordinary resolution (or if required by applicable Law or SKBL's Organizational Documents, as a special resolution) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; and (iv) as an ordinary resolution, the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals ((i), (ii) and (iii), and, if applicable, and (iv) together, the “SKBL Shareholder Matters”). Without the prior written consent of Cove Kaz (each such consent not to be unreasonably withheld, conditioned or delayed), the SKBL Shareholder Matters shall be the only matters (other than procedural matters) which SKBL shall propose to be acted on by SKBL Shareholders at the Special Meeting. Cove Kaz or SKBL, as applicable, shall make all other necessary filings with respect to the Transactions under the Cayman Companies Act, and any rules and regulations thereunder. SKBL shall cause the Proxy Statement to be mailed to the SKBL Shareholders of record, as of the record date to be established by the board of directors of SKBL in accordance with SKBL’s Organizational Documents, as promptly as practicable following the effectiveness of the Registration Statement.

(b) Special Meeting. SKBL shall establish a record date (which date shall be mutually agreed with Cove Kaz) for, duly call, give notice of, convene and hold an extraordinary general meeting of the SKBL Ordinary Shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SKBL Shareholder Matters, which meeting shall be held on such date as permitted by SKBL's Organizational Documents and in any case not more than fifteen (15) days after the date on which SKBL mails the Proxy Statement to the SKBL Shareholders (the “Special Meeting Date”); provided that the Proxy Statement shall not be mailed to SKBL Shareholders, nor shall the Special Meeting be held, prior to the Registration Statement being declared effective. SKBL shall use its reasonable best efforts to obtain the approval of the SKBL Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SKBL Shareholder Matters. Subject to the provisos in the immediately following sentence, SKBL shall include the SKBL Board Recommendation in the Proxy Statement. Notwithstanding anything in this clause (b) or otherwise in this Agreement to the contrary, if the SKBL Board, after consultation with their legal counsel, determine in good faith that failure to withdraw or modify the SKBL Board Recommendation would be inconsistent with the members of the SKBL Board's fiduciary duties under applicable Law, then the SKBL Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SKBL Board Recommendation (a “Change in Recommendation); provided that any Change in Recommendation shall not affect SKBL's obligations under this Agreement to call, give notice of, and convene the meeting of the SKBL Shareholders at which the SKBL Shareholder Matters are to be considered. Notwithstanding anything to the contrary contained in this Agreement, SKBL shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the SKBL Board has determined in good faith is required by applicable Law is disclosed to the SKBL Shareholders and for such supplement or amendment to be promptly disseminated to the SKBL Shareholders prior to the Special Meeting; or (ii) with Cove Kaz’s written consent; provided that in the event of a postponement or adjournment pursuant to clause (i), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.9 Listing. SKBL, Cove Kaz and KRLLC shall reasonably cooperate in good faith to cause the Pubco Class A Common Stock to be approved for listing (subject to notice of issuance) on a Trading Market (subject to official notice of issuance) prior to the SKBL Merger Effective Time pursuant to such Trading Market’s rules and regulations. To the extent required by the applicable Trading Market, Cove Kaz shall (a) prepare and file an initial listing application for the Merger Consideration Shares on a Trading Market (the “Listing Application”) and to cause such Listing Application to be approved prior to the SKBL Merger Effective Time; and (b) cause Pubco to satisfy all applicable initial listing requirements of the applicable Trading Market. SKBL shall cooperate with Cove Kaz as reasonably requested by Cove Kaz with respect to the Listing Application and promptly furnish to Cove Kaz all information concerning SKBL that may be reasonably requested in connection with any action contemplated by this Section 8.9. All fees associated with the Listing Application shall be paid by Cove Kaz.

Section 8.10 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including Section 8.11) and in accordance with applicable Law, each of the Parties shall, and shall cause its Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to ensure that the conditions applicable to such Party set forth in Section 3.3, Section 3.4 and Section 3.5 (as applicable) are satisfied and to consummate the Transactions as promptly as reasonably practicable.

Section 8.11 Consents; Filings; Further Action.

(a) Subject to the terms and conditions of this Agreement, SKBL, Cove Kaz and KRLLC shall (and shall cause their respective Affiliates to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and reasonably cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly as reasonably practicable after signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, Orders, Consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as reasonably practicable and in any event prior to the Outside Date, and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary under any Contracts that are necessary, proper and advisable from, Third Parties in order to consummate the Transactions as promptly as reasonably practicable and in any event prior to the date of termination of this Agreement in accordance with its terms herein. Neither Party nor their respective Affiliates shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), in connection with such Third Party Consents, waivers or notices (other than the reimbursement of such Third Party’s reasonable out-of-pocket expenses in connection with obtaining such Consent), except, in the case of Cove Kaz and KRLLC, if requested by SKBL and either reimbursed or indemnified by SKBL, or subject to the consummation of the Closing.

(b) Subject to applicable Laws and the requirements of applicable Governmental Authorities, SKBL, SKBL Merger Sub and Cove Kaz shall, and shall cause their respective Affiliates and its and their respective counsel to, (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) furnish to each other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under applicable Laws, (iii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to the required filings, (iv) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (v) promptly inform each other of any substantive communication (or any other correspondence or memoranda) received from, or given to, the Department of Justice or the Federal Trade Commission or any other applicable Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, and (vi) where legally permissible, promptly furnish each other with copies of all substantive correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, and of any communication received or given in connection with any proceeding by a private Person, in each case, with respect to the Transactions.

(c) In furtherance of the foregoing and subject to applicable Laws and the requirements of Governmental Authorities, (i) each of SKBL, SKBL Merger Sub and Cove Kaz shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), provide the other Party and its counsel with reasonable advance notice of and the opportunity to participate in any discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions, and (ii) neither Party nor its Affiliates shall participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other Party. Notwithstanding anything to the contrary in this Section 8.11(c), SKBL and Cove Kaz may, as each deems advisable and necessary, (x) reasonably designate any competitively sensitive material provided to the other under this Section 8.11 as “Antitrust Counsel Only Material”; and (y) redact materials to be provided to the other Party as necessary to comply with contractual arrangement, to address good faith legal privilege or confidentiality concerns, to comply with applicable Law, or to remove references concerning the valuation of SKBL or Cove Kaz and their respective Subsidiaries. All filing fees, costs and expenses associated with the preparation of all filings or submissions and responding to any requests for information received from any Governmental Authority in respect of such filings shall be shared by SKBL and Cove Kaz equally. For the avoidance of doubt, all fees, costs and expenses incurred by each Party’s respective external legal counsel or consultant shall be borne by each relevant Party separately.

(d) Each of SKBL and Cove Kaz shall consult with the other Party and consider in good faith the views of the other Party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority if necessary and the nature and timing of any potential divestitures or other remedial undertakings made for purposes of securing any required approvals under the Antitrust Laws; provided that, notwithstanding any other provisions of this Agreement to the contrary, Cove Kaz shall, on behalf of the Parties, control and direct all aspects of the Parties’ efforts with respect to applicable Antitrust Laws and any authorization, consent, notice or approval to be obtained from a Governmental Authority or Third Party with respect to the Transactions, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and shall have the right, in its sole discretion, to determine the nature and timing of any such potential divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. SKBL shall cooperate in good faith (including by providing true, correct and materially complete information for the purposes of the filings) with Cove Kaz in the Parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws.

(e) Notwithstanding anything to the contrary herein, nothing herein obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate any entities, assets or facilities of any entity, facility or asset of such party or any of its Affiliates, (ii) terminate, amend or assign existing relationships or contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, (iv) enter into new licenses or other agreements, (v) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, challenging the Transactions or this Agreement as violative of any Laws, or (vi) take any action which would violate, or be reasonably likely to violate, any applicable law or the rules of any applicable listing authority, stock exchange or regulatory body, in each case, in connection with obtaining from Governmental Authority or any consents, approvals, authorizations, qualifications and Orders as are required in connection with the Transactions contemplated by this Agreement. Notwithstanding anything to the contrary, in no event shall any Party be obligated to agree to any restrictions on its businesses, divisions, operations, or product lines or bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which it is a party or otherwise required in connection with the consummation of the Transactions.

(f) During the Interim Period the Parties shall consider, in good faith and in consultation with each other and such Representatives as either Party may reasonably request (including an investment banking firm), whether it is advisable for certain Persons to enter into lock-up agreements with respect to Pubco Class A Common Stock and/or other Equity Interests that are convertible into Pubco Class A Common Stock subsequent to the Closing; provided that in no event shall KRLLC or any holders of Cove Kaz Units, or any SKBL Shareholders, be obligated to enter into any lock-up agreement unless other holders of Equity Interests in Pubco holding at least 5% or more of the Pubco Class A Common Stock on a fully-diluted basis (assuming the conversion of Pubco Class B Common Stock and Pubco Preferred Stock) as of immediately following the Closing also enter into lock-up agreements.

Section 8.12 Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements in connection with this Agreement or any of the Transactions. Neither Party shall, and each Party shall cause its respective Affiliates and Representatives not to, directly or indirectly, issue or cause the publication of any such press release or public statements prior to receiving the written consent (not to be unreasonably conditioned, withheld or delayed) of the other Party, except to the extent that a Party reasonably determines, after consultation with legal counsel, that such action is required by applicable Law, Order or any Governmental Authority, in which case that Party shall consult with the other Party and allow the other Party reasonable time to review and comment such press release or public statement before issuing any such press release or making any such public statement. Notwithstanding the foregoing, without the prior consent of the other parties, Cove Kaz or SKBL may communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other Party. Unless otherwise agreed between SKBL and Cove Kaz, SKBL and Cove Kaz will jointly issue a press release announcing the execution of this Agreement, which shall be reasonably acceptable to both Parties.

Section 8.13 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the Transactions (“Expenses”) shall be paid by the Party incurring those Expenses.

Section 8.14 Employee Matters.

(a) Prior to the Closing, Cove Kaz shall, and shall cause its Affiliates to, take all actions necessary to approve and adopt the Equity Incentive Plan, effective as of the Closing, reserving a number of shares of Pubco Class A Common Stock for grant thereunder equal to 10% of the fully diluted capitalization of Cove Kaz immediately after the Closing, reduced by the number of shares of Pubco Common Stock subject to any equity awards or other equity-based compensation arrangements outstanding as of immediately prior to the Closing that remain outstanding following the Closing.

(b) For a period of at least 12 months following the Closing (the “Continuation Period”), Pubco shall take all actions necessary to provide those employees who are employed by Cove Kaz and its Subsidiaries on the Closing Date (including employees on vacation, leave of absence, short or long-term disability) (the “Continuing Employees”) with (i) annual base salary or base wages (as applicable) and annual cash incentive compensation opportunities that are no less favorable than those being provided (or made available) to each Continuing Employee immediately prior to the Closing and (ii) other benefits (excluding equity compensation and long-term incentive compensation and defined benefit or retiree welfare benefits or retention or transaction bonuses) that are substantially comparable in the aggregate to those benefits being provided or made available to each Continuing Employee immediately prior to the Closing.

(c) Following the Closing, Cove Kaz shall use commercially reasonable efforts to, (i) provide to Continuing Employees full credit for all purposes (including for purposes of severance, eligibility, vesting and benefit determination) under any and all benefit or compensation plans, policies or arrangements maintained by Cove Kaz or any of its Affiliates (collectively, the “Pubco Plans”) for such Continuing Employees’ service with Cove Kaz or its Affiliates (or any predecessor entity) to the same extent recognized by Cove Kaz and its Subsidiaries under the Plans; provided, however, that no such service shall be recognized (A) with respect to benefit accrual under a defined benefit plan or (B) to the extent that such recognition would result in a duplication of benefits; (ii) waive all limitations as to preexisting condition, exclusions, actively at work requirements, evidence of insurability and waiting periods with respect to participation and coverage requirements under any Pubco Plan that is a health or welfare benefit plan; and (iii) provide credit under any Pubco Plan that is a health or welfare benefit plan for any co-payments, deductibles and out-of-pocket expenditures as if such amounts had been paid under the applicable Pubco Plan for the remainder of the coverage period during which any transfer of coverage occurs.

(d) Nothing in this Agreement is intended to (i) be treated as an amendment to any particular agreement, (ii) prevent Cove Kaz or any of its Affiliates from amending or terminating any of its benefit plans or, after the Closing, any Plan in accordance their terms, (iii) prevent Cove Kaz or any of its Affiliates, after the Closing, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Cove Kaz, SKBL or any of their Affiliates, or under any benefit plan.

Section 8.15 Notification of Certain Matters. During the Interim Period, Cove Kaz shall give prompt notice to SKBL, and SKBL shall give prompt notice to Cove Kaz, of (a) the occurrence or nonoccurrence of any fact, change, condition, circumstance, or event that would reasonably be expected to, individually or in the aggregate, (i) in the case of Cove Kaz, have a Kaz Material Adverse Effect, or, in the case of SKBL, have a SKBL Material Adverse Effect; (ii) result in any condition set forth in Section 3.3, Section 3.4, or Section 3.5 being unsatisfied at any time prior to the Closing; or (iii) cause any authorization, consent, Order, declaration, or approval of any Governmental Authority or Third Party necessary for the consummation of the Transactions to not be obtained by the Outside Date; or (b) any Action in connection with the Transactions that is pending or, to the Knowledge of Cove Kaz or SKBL, threatened, which questions or challenges the validity of this Agreement or the ability of any Party to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.15 shall not limit or otherwise affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the Parties under this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice nor shall the Party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 8.16 Transaction Litigation. Subject to the other provisions of this Section 8.16, the Parties shall use their respective reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any Action against the Parties or any of their respective directors or officers in connection with, arising from or relating to this Agreement and the Transactions (other than any Action which arises from, or relates to, matters set forth in Section 8.11, which in each case shall be governed by Section 8.11) (collectively, “Transaction Litigation”). SKBL shall give Cove Kaz and KRLLC the opportunity to participate in the defense or settlement of any Transaction Litigation, and no such settlement of any Transaction Litigation shall be agreed to without Cove Kaz’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, except that Cove Kaz may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Cove Kaz, KRLLC and their respective Affiliates or which imposes an injunction or other equitable relief on Cove Kaz or KRLLC or any of their respective Affiliates. SKBL shall keep Cove Kaz reasonably informed of any Transaction Litigation (including providing Cove Kaz notice within 24 hours of the commencement of any such shareholder litigation of which SKBL has received notice).

Section 8.17 Tax Matters.

(a) For U.S. federal (and applicable state and local) income Tax purposes, each of the Parties hereto intends that (i) the Contributions, when taken together, qualifies for the Intended Tax Treatment and (ii) the right to receive the Earnout Shares and the receipt of the Earnout Shares, if any, be treated as set forth in Schedule D. Each of the Parties shall (and shall cause their respective Affiliates to) (1) use all reasonable best efforts to cause the Contributions, when taken together, to qualify for the Intended Tax Treatment, (2) agree to file and retain such information with respect to the Contributions as shall be required under Treasury Regulations Section 1.351-3, and (3) not take any action not required by this Agreement or fail to take any action required by this Agreement that could reasonably be expected to prevent or impede the Contributions, when taken together, from qualifying for the Intended Tax Treatment. Each of the Parties (1) shall not file (or cause its Affiliates to file) any applicable Tax Return in a manner that is inconsistent with the Intended Tax Treatment and (2) shall not take any action or position inconsistent with the Intended Tax Treatment, in each case, unless otherwise required by a “determination” that is final within the meaning of Section 1313(a) of the Code (or a corresponding or similar provision or event with respect to state, local, or non-U.S. Tax Law. Each Parties and their respective Affiliates agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding the foregoing or anything herein to the contrary, the Parties make no representations or warranties to any other Person regarding the Intended Tax Treatment and each of the Parties shall rely solely on its own Tax advisors in connection with this Agreement and the Transactions.

(b) A Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Intended Tax Treatment may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Parties reasonably determine on the advice of their respective counsel that such amendments would be reasonably expected to result in the Intended Tax Treatment and would not be commercially impracticable).

(c) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion be prepared and submitted with respect to whether the Contributions, when taken together, qualify for the Intended Tax Treatment (collectively, the “Tax Opinion”), Cove Kaz and SKBL shall cooperate in good faith to facilitate the issuance of the Tax Opinion from White & Case LLP (“Cove Kaz Counsel”) to Cove Kaz and from Loeb and Loeb LLP (“SKBL Counsel”) to SKBL, in form and substance reasonably satisfactory to Cove Kaz and SKBL, respectively. In connection therewith, the Parties shall deliver to Cove Kaz Counsel and SKBL Counsel customary Tax representation letters reasonably satisfactory to Cove Kaz Counsel and SKBL Counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC or such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of the Tax Opinion. Notwithstanding anything to the contrary in this Agreement, the Tax Opinion by Cove Kaz Counsel and SKBL Counsel will not be a condition precedent to the Closing. Further, nothing in this Agreement shall require (i) SKBL Counsel to provide an opinion with respect any Tax matters affecting Cove Kaz or any equityholders of Cove Kaz or (ii) Cove Kaz Counsel to provide an opinion with respect to any Tax matters affecting SKBL or equityholders of SKBL, in each case, other than (1) whether the Contributions, when taken together, qualify for the Intended Tax Treatment and (2) a customary opinion regarding the material accuracy of any disclosure regarding material U.S. federal income tax consequences of the Contributions, included in the Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC.

(d) All transfer, documentary, sales, use, stamp, registration, excise, Kazakhstan capital gain, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by Cove Kaz. Cove Kaz shall timely prepare and file, or cause to be timely prepared and filed, any Tax Return or other documentation with respect to all Transfer Taxes and if required by applicable law, the Parties and their respective Affiliates shall reasonably cooperate with respect thereto as necessary (including joining in the execution of any such Tax Returns and other documentation, as applicable).

Section 8.18 Resignation Letters. At or prior to the Closing, SKBL shall use reasonable best efforts to deliver to Cove Kaz and KRLLC duly executed resignation letters of directors, officers and managers (and their equivalents) of SKBL and each of its Subsidiaries, as requested by Cove Kaz, in form and substance reasonably satisfactory to Cove Kaz and KRLLC.

Section 8.19 AIFC NewCo.

(a) KRLLC shall form AIFC NewCo as promptly as reasonably practicable after the Signing Date.

(b) Prior to the Closing Date, KRLLC shall cause KCMLLP to merge with and into AIFC NewCo, with AIFC NewCo being the surviving entity in such merger in accordance with applicable Law.

Section 8.20 SKBL Unsecured Convertible Notes. Prior to the Closing Date, all SKBL Unsecured Convertible Notes will be converted to SKBL Preferred B Shares (the “SKBL Note Conversion”).

Section 8.21 Supplements to Kaz Disclosure Letter. Prior to the Closing, Cove Kaz and KRLLC may supplement or correct the Kaz Disclosure Letter as necessary to ensure their completeness or accuracy and shall be required to do so to the extent they become aware of any matter that gives rise to SKBL’s right to terminate this Agreement pursuant to Section 9.1(e). No supplement or correction to any Schedule or Schedules to this Agreement shall be effective to cure any breach or inaccuracy in any of the representations and warranties; provided, however, that, if such supplement or correction gives rise to SKBL’s right to terminate this Agreement pursuant to Section 9.1(e) and SKBL does not exercise such right within twenty (20) Business Days of receipt of such supplement or correction, such supplement or correction shall constitute an amendment of the Kaz Disclosure Letter for all purposes of this Agreement.

Section 8.22 Reemag Disposition. Prior to the earlier of (a) the Closing and (B) November 26, 2026, SKBL shall dispose, in a manner reasonably satisfactory to Cove Kaz, of all of its Equity Interests in Reemag Australia Pty Ltd (ACN 684 052 793) (the “Reemag Disposition”).

Section 8.23 Termination of SKBL RRAs. Prior to the Closing, SKBL shall cause all of its registration rights agreements under which SKBL would have obligations after the Closing to be terminated.

Section 8.24 Amendment to Kaz Convertible Loan. Cove Kaz and SKBL hereby agree that, effective as of the Signing Date, that certain Convertible Loan Agreement, dated as of April 21, 2026, by and between Cove Kaz and SKBL shall be amended as set forth on Section 8.24 of the SKBL Disclosure Letter.

Article IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SKBL and Cove Kaz;

(b) by written notice by SKBL to Cove Kaz, or by Cove Kaz to SKBL, if any of the conditions to the Closing set forth in Article III have not been satisfied or waived on or prior to March 2, 2027 (as it may be extended pursuant to the following proviso; the “Outside Date”); provided that the Outside Date may be extended two times (in total) for up to an additional ninety (90) days each time upon notification by either Cove Kaz or SKBL if, at 11:59 p.m. on the Outside Date, all of the conditions set forth in Section 3.3, Section 3.4 and Section 3.5 have been satisfied or waived other than those conditions set forth in Section 3.3(a), Section 3.3(e), Section 3.3(f) and, solely to the extent an binding agreement has been entered into with respect to the HK Disposition, Section 3.5(i) or those conditions that by their terms are to be satisfied at the Closing; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the principal cause of, or resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transactions set forth in Section 3.3, Section 3.4 and Section 3.5 (as applicable) prior to the Outside Date, or (ii) the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by SKBL to Cove Kaz, or by Cove Kaz to SKBL if a Governmental Authority of competent jurisdiction shall have issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Law or Order or other action has become final and non-appealable;

(d) by written notice by Cove Kaz to SKBL, if (i) there has been a breach by SKBL of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) if any representation or warranty of such Parties shall have become untrue or inaccurate, in each case, which would result in a failure of any condition set forth in Section 3.3 or Section 3.5 to be satisfied (provided that the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to SKBL by Cove Kaz or (B) the Outside Date; provided that Cove Kaz shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time Cove Kaz or KRLLC is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 3.3 or Section 3.4 from being satisfied;

(e) by written notice by SKBL to Cove Kaz, if (i) there has been a breach by Cove Kaz or KRLLC of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 3.3 or Section 3.4 to be satisfied (provided that the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to Cove Kaz by SKBL or (B) the Outside Date; provided, that SKBL shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time SKBL is in material uncured breach of this Agreement; which would result in a failure of any condition set forth in Section 3.3 or Section 3.5 from being satisfied;

(f) by written notice by Cove Kaz to SKBL if (i) the SKBL Board Recommendation is withheld, withdrawn, modified or qualified in a manner adverse to Cove Kaz and/or KRLLC, (ii) a Change in Recommendation occurs, or (iii) the SKBL Shareholder Matters are not approved at the Special Meeting;

(g) by written notice by Cove Kaz to SKBL, if the Reemag Disposition has not occurred prior to the earlier of (i) the Closing and (ii) November 26, 2026; or

(h) by written notice by Cove Kaz to SKBL, if the representations and warranties contained in the last sentence of Section 6.9 fail to be true and correct in any respect or if a Governmental Authority of competent jurisdiction shall have issued an Order against SKBL or any of its Affiliates or their respective Representatives in connection with the claim set forth in Section 6.9 of the SKBL Disclosure Letter.

Section 9.2 Effect of Termination.

(a) This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement (except Section 8.5(b)), this Section 9.2 (Effect of Termination), Article X (Miscellaneous) and any corresponding definitions set forth in Article I) shall forthwith become void and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party therein shall cease. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 9.1 shall not affect any liability on the part of any Party for a Fraud Claim or a willful and material breach of any covenants, representations or warranties contained in this Agreement prior to such termination.

(b) SKBL shall reimburse or cause to be reimbursed Cove Kaz or its designee for the fees and expenses actually incurred (and supported with proper documentation) by or on behalf of Cove Kaz, KRLLC, SKBL Merger Sub and their respective Affiliates in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any filings or submissions in connection with Transactions, by wire transfer (to an account designated by Cove Kaz) in immediately available funds, within three (3) Business Days after such termination (i) if this Agreement is terminated by Cove Kaz pursuant to Section 9.1(f), or if this Agreement is terminated pursuant to Section 9.1(b) by either Party at a time when Cove Kaz could have been entitled to terminate this Agreement pursuant to Section 9.1(f); provided that such reimbursement shall not exceed $5,000,000 or (ii) if this Agreement is terminated by Cove Kaz pursuant to Section 9.1(h), or if this Agreement is terminated pursuant to any other provision by either Party at a time when Cove Kaz could have been entitled to terminate this Agreement pursuant to Section 9.1(h).

Article X

MISCELLANEOUS

Section 10.1 No Survival. All representations and warranties of the Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the Signing Date), shall terminate at, and not survive, the Closing and no claim (including any Fraud Claim) for indemnification or breach of contract may be made with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are contemplated to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Section 10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SKBL, to:

Skyline Builders Holding Group Limited
Office A, 15/F, Tower A, Capital Tower,
No. 38 Wai Yip Street, Kowloon Bay, Hong Kong
Attn: Paul E. Mann Executive Chairman
Email: pmann@aspisotopes.com

with a copy (which shall not constitute notice) to: Loeb and Loeb LLP 345 Park Ave New York, NY 10154 Attn: Lawrence Venick Telephone No: (310) 728-5129 Email: lvenick@loeb.com

If to Cove Kaz, KRLLC or, prior to the Closing, SKBL Merger Sub, to:

KAZ RESOURCES, LLC
1330 Avenue of the Americas

Ste 23A, 23rd Fl

New York, NY 10019 USA
Attn: Pini Althaus
Email: pini@covecapital.com.au

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn: O. Keith Hallam III
Email: keith.hallam@whitecase.com

and

White & Case LLP
609 Main Street, Suite 2900
Houston, Texas 77002
Attention: Morgan Hollins
Email: morgan.hollins@whitecase.com

Section 10.3 Binding Effect; Assignment. Subject to Section 10.4, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns other than Section 8.14(a), which is intended to be for the benefit of Key Kaz Members and may be enforced by such persons. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including any right to pursue any claim for damages pursuant to this Agreement or the Transactions, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of Cove Kaz and SKBL and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 10.4 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 10.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of Laws principles thereof. Subject to the last sentence of this Section 10.5, (a) all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state and federal courts located in New York County, New York (or in any appellate court therefrom) (the “Specified Courts”), and (b) each Party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court; provided that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the SKBL Merger, the vesting of the undertaking, property and liabilities of SKBL Merger Sub and SKBL in the SKBL Surviving Company, the cancellation of the SKBL Securities, the rights provided for in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the SKBL Board and the directors of SKBL Merger Sub and the internal corporate affairs of SKBL and SKBL Merger Sub. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.2. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 10.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.6. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would have not adequate remedy at Law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction, restraining Order or other equitable remedy to prevent or remedy any breach of this Agreement and to enforce specifically the terms and provisions hereof (including the obligations of the Parties hereto to consummate the Closing in accordance with Article II), in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity. Each Party agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SKBL and Cove Kaz.

Section 10.10 Waiver. Each of SKBL, Cove Kaz and KRLLC on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.11 Entire Agreement. The Transaction Documents, including this Agreement, the Additional Agreements and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Additional Agreement (i) when used with respect to KRLLC and its Subsidiaries, have the meanings given to them under IFRS and (ii) when used with respect to SKBL or Cove Kaz, have the meanings given to them under GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any Contract or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Laws) by succession of comparable successor statutes, regulations, rules or Laws and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (l) the term “Dollars” or “$” means United States dollars; and (m) the words “will” and “shall” shall be deemed to have the same meaning and effect. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The phrase “made available” or “provided” by a Party means any document or other information that was (A) included in such Party’s virtual data room or (B) provided by such Party or its transaction counsel to Cove Kaz or its transaction counsel (in the case of SKBL) or SKBL or its transaction counsel (in the case of Cove Kaz, KRLLC and SKBL Merger Sub), in each case at least one day prior to the Signing Date.

Section 10.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under any Transaction Documents shall be had against any Person that is not a Party to such Transaction Document, including any past, present or future director, manager, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or Liability of a Party under this Agreement or Person party to such Transaction Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SKBL:

SKYLINE BUILDERS GROUP HOLDING LIMITED

By:
Name:	P aul E. Mann
Title:	Executive Chairman

[Signature Page to Transaction Agreement]

SKBL Merger Sub:

SKBL MERGER SUB INC.

By:
Name:
Title:

[Signature Page to Transaction Agreement]

Cove Kaz:

COVE KAZ CAPITAL GROUP LLC

By:
Name:
Title:

KRLLC:

KAZ RESOURCES, LLC

By:
Name:
Title:

[Signature Page to Transaction Agreement]

Exhibit A

Form of Pubco Certificate of Incorporation

Exhibit B

Form of Pubco Bylaws

Exhibit C

Form of SKBL Plan of Merger

Exhibit D

Form of Registration Rights Agreement

Schedule B

Merger Consideration

	Outstanding Securities	Merger Consideration Shares*
Holders of SKBL Class A Ordinary Shares	22,781,491	22,781,491 shares of Class A Common Stock
Holders of SKBL Class B Ordinary Shares	1,995,000	1,995,000 shares of Class A Common Stock
Holders of SKBL Preferred A Shares	48,926,026	48,926,026 shares of Series A Preferred Stock
Holders of SKBL Preferred B Shares	10,353	10,353 shares of Series B Preferred Stock
Holders of SKBL Restricted Stock Awards	350,000	350,000 Pubco Restricted Stock Awards
Total

*	Assumes (a) no SKBL Class B Ordinary Shares, SKBL Preferred A Shares or SKBL Preferred B Shares are converted to SKBL Class A Ordinary Shares during the Interim Period, (b) no SKBL Warrants are exercised during the Interim Period, (c) no SKBL Restricted Stock Awards vest during the Interim Period, (d) the SKBL Note Conversion has been completed in exchange for 3,915 SKBL Preferred B Shares (i.e., $19.575 million (without interest) divided by 5,000) and (e) 3,000,000 SKBL Preferred A Shares are issued to Paul Mann immediately prior to the Closing and that 100% of the SKBL Restricted Stock Awards held by Paul Mann vest as of the Closing.